CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	7,500,000	$30.47	$228,525,000	$24,932.08

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares to be offered or issued from stock splits, stock dividends, recapitalizations, or similar transactions with respect to the shares being registered.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for a share of the registrant’s common stock on August 17, 2021, as reported on the New York Stock Exchange.

(3)
Calculated in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

 Filed pursuant to Rule 424(b)(5)
 Registration Statement No. 333-233099
Prospectus Supplement
(To Prospectus Dated August 7, 2019)

7,500,000 Shares
Common Stock

We have entered into an ATM equity offering sales agreement (which we refer to in this prospectus supplement as the Sales Agreement) with BofA Securities, Inc., Barclays Capital Inc., Deutsche Bank Securities Inc., RBC Capital Markets, LLC, BMO Capital Markets Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Citizens Capital Markets, Inc., SMBC Nikko Securities America, Inc. and TD Securities (USA) LLC, as our sales agents relating to shares of our common stock, par value $0.01 per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell up to 7,500,000 shares of our common stock from time to time through the sales agents pursuant to this prospectus supplement and the accompanying prospectus. Sales of shares, if any, will be made by means of transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, including block trades and sales made in ordinary brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices.
Each sales agent will be entitled to compensation of up to 2.00% of the gross sales price for any shares of our common stock sold through it as sales agent under the Sales Agreement, as further described in the section of this prospectus supplement titled “Plan of Distribution.” The net proceeds we receive from the sale of our common stock in this offering will be the gross proceeds received from such sales less the commissions and any other costs we may incur in issuing the shares of our common stock. Subject to the terms and conditions of the Sales Agreement, the sales agents are not required to sell any specific number or dollar amount of shares but will use their commercially reasonable efforts to sell on our behalf any shares to be offered under the Sales Agreement. Under the terms of the Sales Agreement, we also may sell shares to the sales agents as principal for their own accounts, at a price agreed upon at the time of the transaction, and we will describe the agreement in a separate pricing supplement. The offering of common stock pursuant to the Sales Agreement will terminate upon the earlier of (1) the sale of 7,500,000 shares of common stock and (2) the termination by us or the sales agents of the Sales Agreement pursuant to its terms. See “Plan of Distribution.”
Shares of our common stock are listed for trading on the New York Stock Exchange under the symbol “BGS.” As of August 19, 2021, there were 64,826,118 shares of our common stock outstanding.
On August 19, 2021, the closing price of our common stock on the New York Stock Exchange was $29.55 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement. We urge you to carefully read the “Risk Factors” section before you make your investment decision.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is accurate or complete. Any representation to the contrary is a criminal offense.

BofA Securities Barclays Deutsche Bank Securities RBC Capital Markets
BMO Capital Markets Citigroup Goldman Sachs & Co. LLC
Citizens Capital Markets SMBC Nikko TD Securities
The date of this prospectus supplement is August 23, 2021

PROSPECTUS SUPPLEMENT
PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes, adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement controls.
You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us, or on any information to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or sale is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our common stock. Our financial condition, results of operations and business prospects may have changed since those dates.
The terms “B&G Foods,” “our,” “we” and “us,” as used in this prospectus supplement, refer to B&G Foods, Inc. and its wholly owned subsidiaries, except where it is clear that the term refers only to the parent company.
Throughout this prospectus supplement, we refer to our fiscal years ended December 31, 2016, December 30, 2017, December 29, 2018, December 28, 2019, January 2, 2021 and January 1, 2022 as “fiscal 2016,” “fiscal 2017,” “fiscal 2018,” “fiscal 2019,” “fiscal 2020,” and “fiscal 2021,” respectively. Our fiscal year is the 52 or 53 week reporting period ending on the Saturday closest to December 31. Fiscal 2020 contained 53 weeks and fiscal 2021, 2019, 2018, 2017 and 2016 each contained or contain 52 weeks.
TRADEMARKS
Ac’cent®, All-Frut®, Back to Nature®, B&G®, B&M®, Bagel Crisps®, Baker’s Joy®, Bear Creek Country Kitchens®, Brer Rabbit®, Canoleo®, Cary’s®, Clabber Girl®, Cream of Rice®, Cream of Wheat®, Crisco®, Davis®, Dec-A-Cake®, Devonsheer®, Don Pepino®, Durkee®, Farmwise®, Grandma’s®, Green Giant®, Hearth Club®, Joan of Arc®, Las Palmas®, Le Sueur®, Mama Mary’s®, Maple Grove Farms of Vermont®, McCann’s®, Molly McButter®, New York Flatbreads®, New York Style®, Old London & Design®, Ortega®, Panetini®, Polaner®, Regina®, and Royal®, Rumford®, Sa-Son Ac’cent®, Sclafani®, SnackWell’s®, Spice Islands®, Spring Tree®, Static Guard®, Sugar Twin®, Tone’s®, Trappey’s®, TrueNorth®, Underwood®, Vermont Maid®, Victoria® and Wright’s® are registered trademarks of our company or one of our subsidiaries, and Bloch & Guggenheimer™, DashTM, MacDonald’s™, Red Devil™ , and Sa- són™ are trademarks of our company or one of our subsidiaries.
Cinnamon Toast Crunch™ Cinnadust™, and associated words and designs are trademarks of General Mills used under license by our company. Crock-Pot® is a registered trademark of Sunbeam Products, Inc. used under license by our company. Emeril’s® is a registered trademark of MSLO Shared IP Sub LLC used under license by our company. Skinnygirl™ is a trademark of Better Bites, LLC used under license by our company. Weber® is a registered trademark of Weber-Stephen Products LLC used under license by our company.
All other trademarks used in this prospectus supplement are trademarks or registered trademarks of their respective owners.

S-ii

SUMMARY
This summary highlights certain information appearing elsewhere in this prospectus supplement and should be read together with the more detailed information and financial data and statements contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.
Our Company
Overview
We manufacture, sell and distribute a diverse portfolio of branded high quality, shelf-stable and frozen foods and household products across the United States, Canada and Puerto Rico. Many of our branded products have leading regional or national market shares. In general, we position our products to appeal to the consumer desiring a high quality and reasonably priced product. We complement our branded product retail sales with institutional and foodservice sales and private label sales. Our business is characterized by a stable and growing revenue base from our existing product portfolio augmented by acquisitions of highly attractive, shelf-stable and frozen brands. Additionally, we generate strong cash flows as a result of our attractive margins, efficient working capital management, modest capital expenditure requirements and tax efficiencies achieved through our acquisitions. We believe that these characteristics enable our company to be a leader in successfully achieving sales growth for shelf-stable and frozen branded products and executing an aggressive, disciplined acquisition strategy.
B&G Foods, including our subsidiaries and predecessors, has been in business for over 125 years. We have a well-established sales, marketing and distribution infrastructure that enables us to sell our products in all major U.S. food distribution channels. These channels include supermarkets, mass merchants, wholesalers, food service accounts, warehouse clubs, non-food outlets, such as drug store chains and dollar stores, specialty distributors and military commissaries. We have developed and leveraged this infrastructure through our acquisition of more than 50 high quality brands since 1996. Our history includes a number of acquisitions of non-core brands from large, global packaged food companies, such as the B&M, Underwood, Ac’cent, Joan of Arc, Sa-són Ac’cent and Las Palmas brands from Pillsbury in 1999, the Ortega brand from Nestlé in 2003, the Grandma’s Molasses brand from Cadbury Schweppes in 2006, the Cream of Wheat and Cream of Rice brands from Kraft in 2007, the Mrs. Dash, Sugar Twin, Baker’s Joy, Molly McButter and Static Guard brands from Unilever in 2011, the New York Style, Old London and Devonsheer brands from Chipita America in 2012, the Green Giant and Le Sueur brands from General Mills in 2015, the Spice Islands, Tone’s, Durkee and Weber brands from ACH Food Companies in 2016, the McCann’s brand of premium Irish Oatmeal from TreeHouse Foods in 2018, the Clabber Girl Corporation, including the Clabber Girl brand, from Hulman & Company in 2019 and the Crisco brand of oils and shortening from The J. M. Smucker Co., in 2020. Based on our demonstrated record of successful acquisitions, we believe that we are well-positioned as a strategic acquirer of non-core brands from large, global packaged food companies. We have also successfully acquired businesses from smaller, private companies, as well as private equity and individual sellers, including the Back to Nature and SnackWell’s brands, from Brynwood Partners VI L.P., and certain other sellers in 2017, Victoria Fine Foods, LLC, including the Victoria brand, from Huron Capital Partners and certain other sellers in 2016, Spartan Foods of America, Inc., and related entities, including the Mama Mary’s brand, from Linsalata Capital Partners and certain other sellers in 2015; Specialty Brands of America, including the Bear Creek Country Kitchens, Spring Tree, Cary’s, MacDonald’s, New York Flatbreads and Canoleo brands, from affiliates of American Capital in 2014; and the TrueNorth brand from DeMet’s Candy Company in 2013.
Our Competitive Strengths
We believe that our success in the packaged food industry and our financial results are due in large part to the following competitive strengths:
Portfolio of high-margin brands with leading market positions in key growth categories.   We are focused on operating smaller, high-margin brands. We have assembled a diverse portfolio of brands consisting primarily of niche or specialty products with strong market positions and high operating income margins. Several of our brands compete in categories that benefit from positive consumer spending trends. For example, our Green Giant and Le Sueur brands compete in a category well-positioned to benefit from the health and wellness trend, our Dash, Spice Islands, Tone’s, Durkee and Weber brands compete in the spices & seasonings category, our Crisco, Clabber Girl, Rumford, Davis, Hearth Club and Royal brands compete in baking, our Back to Nature products compete in the “better-for-you” snack category, and our Ortega, Las Palmas and Sa-són Ac’cent brands compete in the U.S. Mexican and Hispanic market category. We believe that our diverse product portfolio provides a strong platform to capture growth in the packaged food industry and to generate strong profitability and significant cash flows while mitigating the financial impact of competitive pressure or commodity cost increases in any single brand or product.
Well-developed and proven acquisition platform.   We believe that our focus branded products, favorable relationships with retailers, operations and marketing expertise and leading acquisition integration capabilities allow us to be highly successful in growing our product and brand portfolio. We have acquired and successfully integrated over 50 brands since 1996. We seek to acquire shelf-stable and frozen food brands with leading market positions, identifiable growth opportunities and high and sustainable margins that will add to our cash flows and return on capital. Our focus on shelf-stable and frozen branded products allows us to drive attractive profitability and gain efficiencies from our sales and distribution and general and administrative systems. We believe that our acquisition expertise and ability to integrate businesses quickly lead to successful expansion of acquired brands and the realization of significant cost synergies. As a result, we believe that we are an acquirer preferred by large, global packaged food companies for their non-core brands. We have successfully completed acquisitions from sellers such as The J. M. Smucker Co., Treehouse Foods, ACH Foods Companies, General Mills, Chipita America, Unilever, Kraft, Cadbury Schweppes, Nestlé, Pillsbury and Nabisco. Our acquisitions of the Crisco, Back to Nature, Clabber Girl, Tone’s, Weber, Green Giant, Mama Mary’s, Bear Creek Country Kitchens, Mrs. Dash, Cream of Wheat and Ortega brands are examples of our ability to acquire leading shelf-stable brands with high profitability from large packaged food companies and private investors.
Track record of new product introductions.   We have demonstrated the ability to develop new products and product extensions rapidly, and we have been able to deliver these new products to our customers quickly. We have generally been able to develop these products from concept to final product and deliver these products to our customers’ shelves within six months of development. We work directly with certain of our customers to implement new product introduction in markets where we expect significant growth. For example, new products we have introduced in recent years include Green Giant Veggie Spirals, Green Giant Cauliflower Pizza Crust, Green Giant Harvest Protein Bowls, Little Green Sprout’s Organics Veggie Spirals, Green Giant Veggie Tots, Green Giant Veggie Fries, Green Giant Veggie Rings, Green Giant Riced Veggies, Green Giant Mashed Cauliflower, Cinnamon Toast Crunch™ Cinnadust™ seasoning blend, Cream of Wheat To-Go Cups, Crock-Pot Seasoning Mixes, No Salt Added Joan of Arc Kidney Beans, Bear Creek Country Kitchens Dry Soup Mix Bowls, Ortega Reduced Sodium Taco Seasoning, and Ortega Fiesta Flats Flat Bottom Taco Shells.
Diversity of customers and distribution channels.   We sell our products through all major U.S. food distribution channels, including supermarkets, mass merchants, warehouse clubs, wholesalers, food service accounts, specialty distributors, military commissaries and non-food outlets such as drug store chains and dollar stores. We have strong, long standing, national relationships with all our major customers. Our customers include Walmart, Kroger, Publix, C&S Wholesale Grocers, US Foods, Supervalu, Safeway, Wakefern, Cracker Barrel, Costco, Target and Sysco. The breadth of our multiple-channel sales and distribution system allows us to capitalize on above-average growth trends within certain of these distribution channels and expand distribution of acquired brands. Our diverse distribution channels have also contributed to our ability to maintain a broad customer base, with sales to our ten largest customers accounting for approximately 60.8% of our net sales for the first two quarters of fiscal 2021.
Strong cash flow generation.   We have generated significant cash flows from our operations. Beginning with fiscal 2016 through the first two quarters of fiscal 2021, we have generated cumulative net cash provided by operating activities of $930.9 million. Our strong financial performance is a result of our attractive operating income margins, efficient working capital management, modest capital expenditure requirements and tax efficiencies achieved through our acquisitions. Our business continues to be positioned to generate strong cash flows.
Experienced management team with proven track record.   Our management team is a strong, complementary combination of relatively new arrivals with fresh ideas and long-term B&G Foods veterans with long-standing experience managing our business in a highly competitive environment, and all of whom have extensive food industry experience and long standing experience managing in a highly competitive environment. Our management team has acquired and integrated over 50 brands successfully since 1996 and has developed and implemented a business strategy that has enabled us to become a highly successful manufacturer and distributor of a diverse portfolio of high quality, branded, shelf-stable and frozen products.
Growth Strategy
Our goal is to continue to increase sales, profitability and cash flows by enhancing our existing portfolio of shelf-stable and frozen branded products and by capitalizing on our competitive strengths. We intend to implement our growth strategy through the following initiatives:
Expand brand portfolio with acquisitions of complementary branded businesses.   We intend to continue expanding our brand portfolio by acquiring shelf-stable and frozen brands with leading market positions, strong brand equity, distribution expansion opportunities and compelling cost efficiencies at attractive valuations. We believe we can continue our track record of building and improving acquired brands post-acquisition through increased management focus and integration into our well-established manufacturing, sales, distribution and administrative infrastructure. We believe we are well-positioned as a preferred acquirer to capitalize on the trend of large packaged food companies divesting smaller, non-core, yet profitable, brands to increase their focus on their large, global brands.
Continue to develop new products and deliver them to market quickly.   We intend to continue to leverage our new product development capability and our sales and distribution breadth to introduce new products and product extensions. Our management has demonstrated the ability to launch new products quickly. Examples of the new products we have introduced in recent years are listed above under “— Our Competitive Strengths — Track record of new product introductions.”
Leverage our multiple-channel sales and distribution system.   Our multiple-channel sales and distribution system allows us to capitalize on growth opportunities through the quick and efficient introduction of new and acquired products to our customers. We continue to strengthen our sales and distribution system in order to realize distribution economies of scale and provide an efficient, national platform for new products by expanding distribution channels, enlarging geographic reach, more effectively managing trade spending, improving packaging and introducing line extensions.
Continue to focus on higher growth distribution channels and customers.   We sell our products through all major U.S. food distribution channels, including supermarkets, mass merchants, wholesalers, food service accounts, warehouse clubs, specialty distributors, military commissaries and non-food outlets such as drug store chains and dollar stores. Our distribution breadth allows us to benefit from high growth channels such as mass merchants, warehouse and club stores, specialty distributors, convenience stores, drug stores, e-tailers, vending machines and food services. We intend to continue to create products specific to our higher growth distribution channels and customers.
History
B&G Foods, including our subsidiaries and predecessors, has been in business for more than 125 years. Our company has been built upon a successful track record of both organic and acquisition-related growth. We have acquired more than 50 brands since 1996, demonstrating our ability to acquire, integrate and grow branded products.
The table below includes some of the acquisitions and the divestiture we have completed in recent years:
Date	Signficant Event
July 2015	Acquisition of Spartan Foods of America, Inc., and related entities, including the Mama Mary’s brand from Linsalata Capital Partners and certain other sellers.
November 2015	Acquisition of the Green Giant and Le Sueur brands from General Mills, Inc.
November 2016	Acquisition of the spices & seasonings business of ACH Food Companies, Inc.,

Date	Signficant Event
including the Spice Islands, Tone’s, Durkee and Weber brands.
December 2016	Acquisition of Victoria Fine Foods, LLC, including the Victoria brand, from Huron Capital Partners and certain other sellers.
October 2017	Acquisition of Back to Nature Foods Company, LLC and related entities, including the Back to Nature and SnackWell’s brands, from Brynwood Partners VI L.P., Mondelēz International and certain other sellers.
July 2018	Acquisition of the McCann’s brand of premium Irish oatmeal from TreeHouse Foods, Inc.
October 2018	Divestiture of Pirate Brands, including the Pirate’s Booty, Smart Puffs, and Original Tings brands, which was sold to The Hershey Company.
May 2019	Acquisition of the Clabber Girl Corporation, including the Clabber Girl, Rumford, Davis, Hearth Club and Royal brands of retail baking powder, baking soda and corn starch, and the Royal brand of foodservice dessert mixes, from Hulman & Company.
December 2020	Acquisition of the Crisco brand of oils and shortening from The J. M. Smucker Co.
Products and Markets
The following is a brief description of our brands and product lines:
Brand	Year Originated	Description
Green Giant and Le Sueur	1903	• For more than 100 years, the Green Giant and Le Sueur vegetables have been grown and picked at the peak of perfection in the Valley of the Jolly Green Giant • Shelf-stable and frozen vegetables
Crisco	1911	• Crisco is the number one brand of vegetable shortening, the number one brand of vegetable oil and also holds a leadership position in other cooking oils and cooking sprays
Ortega	1897	• Taco shells, tortillas, seasonings, dinner kits, taco sauces, peppers, refried beans, salsas and related food products
Clabber Girl	1850	• America’s #1 brand of baking powder • Clabber Girl offerings also include baking powder, baking soda and corn starch under the Rumford, Davis and Hearth Club brands
Maple Grove Farms of Vermont	1915	• A leading brand of pure maple syrup • Also includes gourmet salad dressings, sugar free syrups, marinades, fruit syrups, confections, pancake mixes and organic products
Cream of Wheat	1893	• One of the most trusted and widely recognized brands of hot cereals sold in the United States • Cream of Wheat is available in Original, Whole Grain and Maple Brown Sugar

Brand	Year Originated	Description
		stove top, and also in instant packets and cups of original and other flavors • Cream of Rice is a gluten-free rice-based hot cereal
Dash	1983
•
The original brand in salt-free seasonings; available in more than a dozen blends

•
Also offers salt-free marinades

•
The brand essence of Mrs. Dash, “Salt-Free, Flavor-Full,” resonates with consumers and underscores the brand’s commitment to provide “better-for-you” products that fulfill consumers’ expectations for taste

Victoria	1929	• A variety of premium pasta and specialty sauces, savory condiments and tasty gourmet spreads
Back to Nature	1960	• Offers “better-for-you” snacks, including cookies, crackers, nuts and trail mixes and granola • Product offerings include plant-based, Non-GMO Project Verified, organic and gluten free snacks
Bear Creek Country Kitchens	1992	• The leading brand of hearty dry soups in the United States. Also offers a line of savory pasta dishes and hearty rice dishes
Weber	2006	• A wide range of grilling seasoning blends, rubs, marinades, sprays and sauces
Spice Islands	1941	• A leading premium spices and extracts brand offering a diverse line of high quality products, including spices, seasonings, dried herbs, extracts, flavorings and sauce blends
Las Palmas	1922	• Authentic Mexican enchilada sauce, chili sauce and various pepper products
Mama Mary’s	1986	• A leading brand of shelf-stable pizza crust • Also offers pizza sauces and premium gourmet pepperoni slices
Polaner	1880
•
Fruit-based spreads as well as jarred wet spices such as chopped garlic and oregano

•
Polaner All Fruit is a leading national brand of fruit-juice sweetened fruit spread

•
Polaner Sugar Free is the second leading national brand of sugar free preserves

Underwood	1870	• Underwood meat spreads include deviled ham, white-meat chicken, roast beef, corned beef and liverwurst

Brand	Year Originated	Description
Tone’s	1873	• Responsible for many of the early advancements in the spice industry
Ac’cent	1947	• A flavor enhancer for meat preparation and is generally used on beef, poultry, fish and vegetables
Bloch & Guggenheimer	1889	• Shelf-stable pickles, relishes, peppers, olives and other related specialty items
New York Style	1985	• Foods for snacking and entertaining, including Original Bagel Crisps, Pita Chips and Panetini Italian Toast
B&M	1927	• The original brand of brick-oven baked beans and remains one of the very few authentic baked beans • Includes a variety of baked beans and brown bread
Grandma’s	1890	• Molasses offered in two distinct styles: Grandma’s Original Molasses and Grandma’s Robust Molasses
Spring Tree	1976	• Pure maple syrup and sugar free syrup
Trappey’s	1898	• High quality peppers and hot sauces, including Trappey’s Red Devil
Old London	1932	• Old London has a wide variety of flavors available in melba toasts, melba rounds and other snacks. Old London also markets specialty snacks under the Devonsheer brand name
McCann’s	1800	• Offers classic traditional steel cut Irish oatmeal as well as convenience-oriented oatmeal products
Don Pepino and Sclafani	1955 and 1900	• Primarily include pizza and spaghetti sauces, whole and crushed tomatoes and tomato puree
Durkee	1850	• An early leader in the spice industry
TrueNorth	2008
•
TrueNorth nut cluster snacks combine freshly roasted nuts, a dash of sea salt and just a hint of sweetness. Their bite-sized shape makes them ideal for between meal snacking and on-the-go nourishment

Emeril’s	2000	• Introduced under a licensing agreement with celebrity chef Emeril Lagasse • Pasta sauces, seasonings, cooking stocks, mustards, salsas, pepper sauces, dip mixes and cooking sprays
Baker’s Joy	1968	• The original brand of no-stick baking spray with flour

Brand	Year Originated	Description
Cary’s	1904	• The oldest brand of pure maple syrup in the United States. Cary’s also offers sugar free syrup
Joan of Arc	1895	• Canned beans including kidney, chili and other beans
Wright’s	1895	• A seasoning that reproduces the flavor and aroma of pit smoking in meats, chicken and fish; offered in three flavors: Hickory, Mesquite and Applewood
SnackWell’s	1992	• Includes a variety of delicious reduced fat products such as its signature Devil’s Food Cookie Cakes and peanut-free treats such as its tasty Vanilla Crème Sandwich Cookies
Sugar Twin	1968	• A calorie free sugar substitute • Mainly distributed in Canada
Regina	1949	• Vinegars and cooking wines • Products are most commonly used in the preparation of salad dressings as well as in a variety of recipe applications, including sauces, marinades and soups
Static Guard	1978	• The number one brand name in static elimination sprays • Created the anti-static spray category
Brer Rabbit	1907	• Mild and full-flavored molasses products and a blackstrap molasses product
Sa-són Ac’cent	1947	• A flavor enhancer used primarily for Puerto Rican and Hispanic food preparation • Offered in four flavors: Original, Coriander and Achiote, Garlic and Onion, and Tomato
Farmwise	2014	• Farmwise Veggie Fries, Veggie Tots and Veggie Rings are vegan, Non-GMO Project Verified and free of the top eight allergens including gluten, wheat, soy, dairy, tree nuts and peanuts.
Vermont Maid	1919	• Vermont Maid syrup is available in regular, sugar-free and sugar-free butter varieties • Mainly distributed in New England
New York Flatbreads	1987	• Thin, crispy, flavorful crispbread that is available in several toppings
Molly McButter	1987	• A sprinkle, available in butter and cheese flavors

Our Corporate Information
We are a Delaware corporation. Our corporate headquarters are located at Four Gatehall Drive, Parsippany, New Jersey 07054, and our telephone number is 973.401.6500. Our web site address is www.bgfoods.com. The information contained on our web site is not part of this prospectus supplement and is not incorporated in this prospectus supplement by reference.
Summary of the Offering and Our Common Stock
Issuer
B&G Foods, Inc.
Common stock to be outstanding immediately following this offering:
Shares outstanding prior to this offering
64,826,118 shares.
Shares issued in this offering
Up to 7,500,000 shares.
Total shares outstanding following this offering
Up to 72,326,118 shares.
Manner of Offering
“At-the-market offerings” that may be made from time to time through BofA Securities, Inc., Barclays Capital Inc., Deutsche Bank Securities Inc., RBC Capital Markets, LLC, BMO Capital Markets Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Citizens Capital Markets, Inc., SMBC Nikko Securities America, Inc. and TD Securities (USA) LLC, as sales agents, subject to direction from us as to amount and timing. See “Plan of Distribution.”
NYSE symbol
BGS.
Use of Proceeds
We intend to use the proceeds from this offering for general corporate purposes, which could include, among other things, repayment, refinancing, redemption or repurchase of long term debt or possible acquisitions.
Voting Rights
Subject to applicable law, each outstanding share of our common stock carries one vote per share on all matters presented to the stockholders for a vote.
Dividends
We have declared and paid dividends on our common stock every quarter since our initial public offering in October 2004. We currently intend to continue paying dividends at our current dividend rate of $0.475 per share per quarter on our common stock on January 30, April 30, July 30 and October 30 of each year to holders of record on the preceding December 31, March 31, June 30 and September 30, respectively. See “Dividend Policy and Restrictions” and “Risk Factors — Risks Relating to our Securities and this Offering — You may not receive the level of dividends provided for in our dividend policy or any dividends at all.”
Transfer restrictions
The shares of our common stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (Securities Act), unless they are purchased by “affiliates” as this term is defined in Rule 144 under the Securities Act.
Transfer agent
Computershare is the transfer agent and registrar for our common stock.

Book-entry form
The shares of common stock offered hereby will initially be issued in book-entry form and will be represented by a global stock certificate. The shares will be fully registered in the name of a nominee of The Depository Trust Company.
See “Description of Capital Stock” in the accompanying prospectus for a more detailed discussion of our common stock.
Risk Factors
You should carefully consider the information under the caption “Risk Factors” and all other information in this prospectus supplement before investing in our common stock.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
The following summary historical and pro forma consolidated financial data should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Data” included elsewhere in this prospectus supplement, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended January 2, 2021 and our Quarterly Report on Form 10-Q for the quarter ended July 3, 2021, each of which is incorporated by reference into this prospectus supplement, and our audited and unaudited consolidated financial statements and notes to those statements incorporated by reference into this prospectus supplement. Our summary historical consolidated statement of operations data for fiscal 2018, fiscal 2019 and fiscal 2020 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. Our historical consolidated statements of operations data for the first two quarters of fiscal 2020 and the first two quarters of fiscal 2021 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement. Fiscal 2020 includes the results of the Crisco business from and after December 1, 2020.
Our unaudited consolidated financial statements have been prepared on the same basis as our audited financial statements and, in the opinion of our management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information for the unaudited interim periods. The results for any interim period are not necessarily indicative of results that may be expected for a full year.
The following unaudited pro forma statement of operations data for fiscal 2020 reflects the effect of the Crisco acquisition and related financing transactions as if they had occurred on December 29, 2019. The unaudited pro forma consolidated financial data do not purport to represent what our results would have been if the Crisco acquisition and the relating financing transactions had occurred at the date indicated and do not purport to represent a projection of our future results. Among other things, the unaudited pro forma consolidated financial data includes 11 months of operations of the Crisco business as part of The J. M. Smucker Co.’s cost structure and reflects Smucker’s corporate allocations. The unaudited pro forma consolidated financial data does not reflect what our results would have been or a projection of future results if the Crisco business had already been integrated into our organizational structure (and accordingly our cost structure with our corporate allocations) as of December 29, 2019. Furthermore, no effect has been given in the unaudited pro forma statement of operations data for synergistic benefits, if any, that may be realized through the combination of B&G Foods and the Crisco business or the costs that will be incurred in integrating the operations of the Crisco business. The unaudited pro forma consolidated financial data included in this summary is based on the pro forma financial data included in “Unaudited Pro Forma Condensed Combined Financial Data.”

					Twenty-Six Weeks Ended
	Fiscal 2018	Fiscal 2019	Fiscal 2020	Fiscal 2020	June 27, 2020	July 3, 2021
	Actual	Actual	Actual	Pro-Forma	Actual	Actual
				(Unaudited)	(Unaudited)
		(In thousands, except per share data)
Consolidated Statement of Operations Data(1):
Net sales(2)	$1,700,764	$1,660,414	$1,967,909	$2,253,645	$961,909	$969,509
Cost of goods sold(3)	1,351,264	1,277,290	1,486,169	1,672,608	722,892	740,125
Gross profit	349,500	383,124	481,740	581,037	239,017	229,384
Selling, general and administrative expenses(4)	167,389	160,745	186,191	205,617	84,320	97,455
Amortization expense(5)	18,343	18,543	19,111	21,531	9,462	10,835
(Gain) loss on sale of assets(6)	(176,386)	—	—	—	—	—
Operating income	340,154	203,836	276,438	353,889	145,235	121,094
Interest expense, net	108,334	98,126	101,634	113,762	50,888	53,682
Loss on extinguishment of debt(7)	13,135	1,177	—	—	—	—
Other income(8)	(3,592)	(1,159)	(2,558)	(2,558)	(1,154)	(2,208)
Income before income tax expense	222,277	105,692	177,362	242,685	95,501	69,620
Income tax expense	49,842	29,303	45,374	60,516	22,498	18,191
Net income	$172,435	$76,389	$131,988	$182,169	$73,003	$51,429
Earnings per share data:
Weighted average basic common shares outstanding	66,145	65,013	64,163	64,163	64,088	64,680
Weighted average diluted common shares outstanding	66,255	65,039	64,557	64,557	64,247	65,310
Cash dividends declared per common share	$1.89	$1.90	$1.90	$1.90	$0.950	$0.950
Basic earnings per common share	$2.61	$1.17	$2.06	$2.84	$1.14	$0.80
Diluted earnings per common share	$2.60	$1.17	$2.04	$2.82	$1.14	$0.79

					Twenty-Six Weeks Ended
	Fiscal 2018	Fiscal 2019	Fiscal 2020	Fiscal 2020	June 27, 2020	July 3, 2021
	Actual	Actual	Actual	Pro-Forma	Actual	Actual
				(Unaudited)	(Unaudited)
	(In thousands)
Other Financial Data(1):
Adjusted EBITDA(9)	$314,182	$302,521	$361,247	$456,215	$183,288	$176,714
Net cash provided by operating activities	209,456	46,504	281,477	N/A	246,366	65,965
Capital expenditures	(41,627)	(42,355)	(26,748)	N/A	(10,016)	(19,813)
Cash payments for acquisition of businesses	(30,787)	(82,430)	(542,488)	N/A	(3,227)	—
Net cash provided by (used in) financing activities	(753,327)	77,713	327,952	N/A	(63,192)	(58,479)
				Twenty-Six Weeks Ended
	Fiscal 2018	Fiscal 2019	Fiscal 2020	June 27, 2020	July 3, 2021
	Actual	Actual	Actual	Actual	Actual
	(In thousands)			(Unaudited)
Consolidated Balance Sheet Data (at end of period)(1):
Cash and cash equivalents	$11,648	$11,315	$52,182	$181,200	$40,322
Total assets	3,057,795	3,227,590	3,767,570	3,251,822	3,761,415
Long-term debt, including current portion	1,638,877	1,879,783	2,334,086	1,878,942	2,325,908
Total stockholders’ equity	$900,049	$812,542	$831,877	$817,149	$841,605

(1)
We completed the Crisco acquisition from The J. M. Smucker Company on December 1, 2020. We completed the Farmwise acquisition from its founders and certain other sellers on February 19, 2020. We completed the Clabber Girl acquisition from Hulman & Company on May 15, 2019. We completed the sale of Pirate Brands to The Hershey Company on October 17, 2018. We completed the McCann’s acquisition from TreeHouse Foods, Inc. on July 16, 2018. Each of the acquisitions listed above has been accounted for using the acquisition method of accounting and, accordingly, the assets acquired, liabilities assumed and results of operations of the acquired business is included in our consolidated financial statements from the date of acquisition.

(2)
Fiscal 2020 contained 53 weeks and fiscal 2019 and 2018 each contained 52 weeks.

(3)
Cost of goods sold for fiscal 2020 includes $5.0 million of non-recurring expenses, which primarily relates to the amortization of acquisition-related inventory fair value step-up (for certain Crisco inventory acquired and sold during the year) and distribution restructuring, other cost savings initiatives and other non-recurring expenses. Cost of goods sold for fiscal 2019 includes $22.0 million of non-recurring expenses, $16.4 million of which relates to the trailing non-cash accounting impact of the underutilization of our manufacturing facilities in 2018 as we reduced inventory during the implementation of the inventory reduction plan, $0.9 million of which relates to amortization of acquisition-related inventory fair value step-up (for certain Clabber Girl inventory acquired and sold during the year) and $4.7 million of which relates to other non-recurring expenses. Cost of goods sold for fiscal 2018 includes $76.3 million of non-recurring expenses, including $66.3 million relating to the non-cash accounting impact of our inventory reduction plan and $10.0 million of warehouse, delivery and other costs associated with our transition from certain of our existing distribution centers to new distribution centers.

(4)
Selling, general and administrative expenses for fiscal 2020 includes $13.6 million of acquisition/divestiture-related and non-recurring expenses, including acquisition and integration expenses for the Crisco, Farmwise and Clabber Girl acquisitions, and severance and other separation benefits payable pursuant to a separation agreement we entered into with our former president and chief executive officer in fiscal 2020 and a workforce reduction in fiscal 2019 and other non-recurring expenses. Selling, general and administrative expenses for fiscal 2019 includes $16.7 million of acquisition/divestiture-related and non-recurring expenses, including acquisition and integration expenses for the Clabber Girl acquisition and transition expenses for the Pirate Brands sale, and severance and other expenses primarily relating to a workforce reduction. Selling, general and administrative expenses for fiscal 2018 includes $16.9 million of acquisition/divestiture-related and non-recurring expenses, including transition expenses for the Pirate Brands sale and acquisition and integration expenses for the McCann’s, Green Giant, spices & seasonings, Victoria and Back to Nature acquisitions.

(5)
Amortization expense includes the amortization of customer relationships, finite-lived trademarks and other intangible assets.

(6)
During fiscal 2018, our divestiture of Pirate Brands resulted in a gain on sale of approximately $176.4 million. The gain on sale negatively impacted our income taxes for fiscal 2019 by approximately $73.9 million, which includes cash tax payments we made during fiscal 2019 of $44.7 million and a cash tax benefit we otherwise would have expected to receive of approximately $29.2 million. Excluding the negative tax impact of the gain on sale, our net cash provided by operating activities for fiscal 2019 would have been approximately $120.4 million.

(7)
There was no loss on extinguishment of debt in fiscal 2020. Fiscal 2019 loss on extinguishment of debt includes the write-off of deferred debt financing costs and unamortized discount of $1.2 million relating to the repayment of all outstanding borrowings under the 4.625% senior notes due 2021. Fiscal 2018 loss on extinguishment of debt includes the write-off of deferred debt financing costs and unamortized discount of $11.1 million and $2.0 million, respectively, relating to the repayment of our then outstanding tranche B term loans.

(8)
Other income for fiscal 2020 includes the non-service portion of net periodic pension cost and net periodic post-retirement benefit costs of $2.6 million and the remeasurement of monetary assets denominated in a foreign currency into U.S. dollars of less than $0.1 million. Other income for fiscal 2019 includes the non-service portion of net periodic pension cost and net periodic post-retirement benefit costs of $1.2 million and the remeasurement of monetary assets denominated in a foreign currency into U.S. dollars of less than $0.1 million. Other income for fiscal 2018 includes the non-service portion of net periodic pension cost and net periodic post-retirement benefit costs of $2.4 million and the remeasurement of monetary assets denominated in a foreign currency into U.S. dollars of $1.2 million.

(9)
EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt (see footnote (7) above). We define adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of assets); non-recurring expenses, gains and losses, including distribution restructuring expenses, severance and other expenses relating to the separation of our former chief executive officer in fiscal 2020 and a workforce reduction in fiscal 2019; gains and losses related to changes in the fair value of contingent liabilities from earn-outs; the non-cash accounting impact of our inventory reduction plan; intangible asset impairment charges and related asset write-offs; and loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales.

Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.
EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.
The following is a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities for the periods presented:
					Twenty-Six Weeks Ended
	Fiscal 2018	Fiscal 2019	Fiscal 2020	Fiscal 2020	June 27, 2020	July 3, 2021
	Actual	Actual	Actual	Pro-Forma	Actual	Actual
				(Unaudited)	(Unaudited)
	(In thousands)
Net income (loss)	$172,435	$76,389	$131,988	$182,169	$73,003	$51,429
Income tax expense (benefit)	49,842	29,303	45,374	60,516	22,498	18,191
Interest expense, net	108,334	98,126	101,634	113,762	50,888	53,682
Depreciation and amortization	53,639	58,734	63,701	81,218	30,919	40,529
Loss on extinguishment of debt(A)	13,135	1,177	—	—	—	—
EBITDA	397,385	263,729	342,697	437,665	177,308	163,831
Acquisition/divestiture-related and non-recurring expenses(B)	26,863	21,519	17,227	17,227	5,980	7,829
Inventory reduction plan impact(C)	66,320	16,382	—	—	—	—
Amortization of acquisition-related inventory step-up(D)	—	891	1,323	1,323	—	5,054
(Gain) loss on sale of assets(E)	(176,386)	—	—	—	—	—
Adjusted EBITDA	$314,182	$302,521	$361,247	$456,215	$183,288	$176,714

(A)
See note 7 in Summary Historical and Pro Forma Consolidated Financial Data, above.

(B)
See note 3 and note 4 in Summary Historical and Pro Forma Consolidated Financial Data, above.

(C)
Inventory reduction plan impact relates to our 2018 inventory reduction plan. For fiscal 2019, inventory reduction plan impact of $16.4 million includes the trailing non-cash accounting impact of the underutilization of our manufacturing facilities in 2018 as we reduced inventory during the implementation of the inventory reduction plan. For fiscal 2018, inventory reduction plan impact of $66.3 million includes $51.1 million of fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in fiscal 2018 and $15.2 million for the underutilization of our manufacturing facilities as we reduced inventory during the implementation of the inventory reduction plan.

(D)
See note 3 in Summary Historical and Pro Forma Consolidated Financial Data, above.

(E)
See note 6 in Summary Historical and Pro Forma Consolidated Financial Data, above.

RISK FACTORS
An investment in the shares of our common stock involves a number of risks. Before deciding whether to purchase the shares of common stock, you should give careful consideration to the risks discussed below and elsewhere in this prospectus supplement, including those set forth under the heading “Special Note Regarding Forward-Looking Statements” on page S-19 of this prospectus supplement, and in our filings with the Securities and Exchange Commission (SEC) that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also impair our business operations.
Any of the risks discussed below or elsewhere in this prospectus supplement or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material impact on our business, consolidated financial condition, results of operations or liquidity. In that case, the market price for our common stock could decline and you may lose all or part of your investment.
Risks Relating to our Securities and this Offering
A “short squeeze” due to a sudden increase in demand for shares of our common stock that largely exceeds supply and/or focused investor trading in anticipation of a potential short squeeze have led to, and could again lead to, extreme price volatility in shares of our common stock, and investors that purchase shares during a short squeeze may lose a significant portion of their investment.
Investors may purchase shares of our common stock to hedge existing exposure or to speculate on the price of our common stock. Speculation on the price of our common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase on the open market, investors with short exposure may have to pay a premium to repurchase shares of our common stock for delivery to lenders of our common stock. Those repurchases may, in turn, dramatically increase the price of shares of our common stock until additional shares of our common stock are available for trading or borrowing. This is often referred to as a “short squeeze.” A large proportion of our common stock has been traded in the past and may be traded in the future by short sellers, which may increase the likelihood that our common stock will be the target of a short squeeze. A short squeeze and/or focused investor trading in anticipation of a short squeeze have led to and could again lead to volatile price movements in shares of our common stock that may be unrelated or disproportionate to our operating performance or prospects and, once investors purchase the shares of our common stock necessary to cover their short positions, or if investors no longer believe a short squeeze is viable, the price of our common stock may rapidly decline. Investors that purchase shares of our common stock during a short squeeze may lose a significant portion of their investment.
Information available in public media that is published by third parties, including blogs, articles, message boards and social and other media may include statements not attributable to our company and may not be reliable or accurate.
We have received, and may continue to receive, a high degree of media coverage that is published or otherwise disseminated by third parties, including blogs, articles, message boards and social and other media. This includes coverage that is not attributable to statements made by our directors, officers or employees. You should read carefully, evaluate and rely only on the information contained in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus filed with the SEC in determining whether to purchase our shares of common stock. Information provided by third parties may not be reliable or accurate and could materially impact the trading price of our common stock, which may cause investors that purchase our common stock to lose a significant portion of their investment.
You may not receive the level of dividends provided for in our dividend policy or any dividends at all.
Dividend payments are not mandatory or guaranteed and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may, in its sole discretion, decrease the level of dividends provided for in our dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to shares of our common stock depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions (including restrictions in our credit agreement and senior notes indenture), business opportunities, provisions of applicable law (including certain provisions of the Delaware General Corporation Law) and other factors that our board of directors may deem relevant.
If our cash flows from operating activities were to fall below our minimum expectations (or if our assumptions as to capital expenditures or interest expense were too low or our assumptions as to the sufficiency of our revolving credit facility to finance our working capital needs were to prove incorrect), we may need either to reduce or eliminate dividends or, to the extent permitted under our credit agreement and senior notes indenture, fund a portion of our dividends with borrowings or from other sources. If we were to use working capital or permanent borrowings to fund dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively impact our financial condition, results of operations, liquidity and ability to maintain or expand our business.
Our dividend policy may negatively impact our ability to finance capital expenditures, operations or acquisition opportunities.
Under our dividend policy, a substantial portion of our cash generated by our business in excess of operating needs, interest and principal payments on indebtedness, and capital expenditures sufficient to maintain our properties and assets is in general distributed as regular quarterly cash dividends to the holders of our common stock. As a result, we may not retain a sufficient amount of cash to finance growth opportunities or unanticipated capital expenditure needs or to fund our operations in the event of a significant business downturn. We may have to forego growth opportunities or capital expenditures that would otherwise be necessary or desirable if we do not find alternative sources of financing. If we do not have sufficient cash for these purposes, our financial condition and our business will suffer.
Increases in market interest rates may cause potential investors to seek higher returns and therefore reduce demand for our common stock, which could result in a decline in our stock price.
One of the factors that may influence the price of our common stock is the dividend yield on our common stock (i.e., the amount of dividends as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a return, which we may be unable or choose not to provide. Further, higher interest rates would likely increase our borrowing costs and potentially decrease the cash available for dividends. Thus, higher market interest rates could cause the market price of our common stock to decline.
Our certificate of incorporation authorizes us to issue without stockholder approval preferred stock that may be senior to our common stock in certain respects.
Our certificate of incorporation authorizes the issuance of preferred stock without stockholder approval and, in the case of preferred stock, upon such terms as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future, including any preferential rights that we may grant to the holders of preferred stock. The terms of any preferred stock we issue may place restrictions on the payment of dividends to the holders of our common stock. If we issue preferred stock that is senior to our common stock in right of dividend payment, and our cash flows from operating activities or surplus are insufficient to support dividend payments to the holders of preferred stock, on the one hand, and to the holders common stock, on the other hand, we may be forced to reduce or eliminate dividends to the holders of our common stock.
Future sales or the possibility of future sales of a substantial amount of shares of our common stock or other securities convertible or exchangeable into common stock may depress the price of our common stock.
We may issue shares of our common stock or other securities convertible or exchangeable into common stock from time to time in future financings or as consideration for future acquisitions, investments and share-based compensation. In the event any such future financing, acquisition, investment or share-based compensation is significant, the number of shares of our common stock or other securities convertible or exchangeable into common stock that we may issue may in turn be significant. In addition, we may grant registration rights covering shares of our common stock or other securities convertible or exchangeable into common stock, as applicable, issued in connection with any such future financings, acquisitions, investments and share-based compensation.
Future sales or the availability for sale of a substantial number of shares of our common stock or other securities convertible or exchangeable into common stock, whether issued and sold pursuant to our shelf registration statement or otherwise, would dilute our earnings per share and the voting power of each share of common stock outstanding prior to such sale or distribution, could adversely affect the prevailing market price of our securities and could impair our ability to raise capital through future sales of our securities. As a result you could experience a significant loss in the value of your investment.
Our certificate of incorporation and bylaws and several other factors could limit another party’s ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.
Our certificate of incorporation and bylaws contain certain provisions that may make it difficult for another company to acquire us and for holders of our securities to receive any related takeover premium for their securities. For example, our certificate of incorporation authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.
The shares of common stock offered by this prospectus supplement will be sold in “at-the-market offerings,” and investors who buy shares at different times will likely pay different prices.
Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.
The actual number of shares we will issue under the Sales Agreement, at any one time or in total, and the aggregate proceeds resulting from sales made under the Sales Agreement, are uncertain.
Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a sales notice to the sales agents at any time throughout the term of the Sales Agreement. The number of shares that are sold by the sales agents after delivering a sales notice will fluctuate based on a number of factors, including the market price of the shares of common stock during the sales period, any limits we set with the sales agents in any applicable sales notice and the demand for our common stock. Because the price per share of each share sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued or the aggregate proceeds to be raised in connection with sales under the Sales Agreement.
We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.
We intend to use the proceeds from this offering for general corporate purposes, which could include, among other things, repayment, refinancing, redemption or repurchase of long term debt or possible acquisitions. Our management will, however, have broad discretion in the application of the net proceeds from this offering and you will not have the opportunity to influence our decisions on how to use the net proceeds. We could spend the net proceeds in ways that do not necessarily improve our long-term operating results or enhance the value of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated herein or therein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar expressions are intended to identify forward-looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by any forward-looking statements. We believe important factors that could cause actual results to differ materially from our expectations include the following:
•
the ultimate impact the COVID-19 pandemic will have on our business, which will depend on many factors, including, without limitation:

•
the ability of our company and our supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption, and to procure ingredients, packaging and other raw materials when needed despite unprecedented demand in the food industry;

•
the duration of social distancing and stay-at-home and work-from-home mandates and recommendations, and whether additional waves of COVID-19 will affect the United States and the rest of North America; and

•
the extent to which macroeconomic conditions resulting from the pandemic and the pace of the subsequent recovery may impact consumer eating and shopping habits;

•
our substantial leverage;

•
the effects of rising costs for our raw materials, packaging, ingredients and distribution;

•
crude oil prices and their impact on distribution, packaging and energy costs;

•
our ability to successfully implement sales price increases and cost saving measures to offset any cost increases;

•
intense competition, changes in consumer preferences, demand for our products and local economic and market conditions;

•
our continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity;

•
the risks associated with the expansion of our business;

•
our possible inability to identify new acquisitions or to integrate recent or future acquisitions, including the Crisco acquisition, or our failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions;

•
our ability to successfully complete the integration of recent or future acquisitions into our enterprise resource planning (ERP) system;

•
tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act and the U.S. CARES Act, and any future tax reform or legislation; for example, President Joe Biden has set forth several tax proposals, including an increase in the U.S. income tax rate applicable to corporations (such as B&G Foods) from 21% to 28%; the passage of any legislation as a result of this proposal and other similar changes in U.S. federal income tax laws could adversely affect our business, cash flows and future profitability;

•
our ability to access the credit markets and our borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of our competitors;

•
unanticipated expenses, including, without limitation, litigation or legal settlement expenses;

•
the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar;

•
the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on our international procurement, sales and operations;

•
future impairments of our goodwill and intangible assets;

•
our ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption;

•
our sustainability initiatives and changes to environmental laws and regulations;

•
other factors that affect the food industry generally, including:

•
recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products;

•
competitors’ pricing practices and promotional spending levels;

•
fluctuations in the level of our customers’ inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment; and

•
the risks associated with third-party suppliers and co-packers, including the risk that any failure by one or more of our third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain finished goods products or injure our reputation; and

•
other factors discussed under “Risk Factors” or elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated herein or therein by reference.

Developments in any of these areas, which are more fully described elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated herein or therein by reference, could cause our results to differ materially from results that have been or may be projected by or on our behalf.
All forward-looking statements included in this prospectus supplement are based on information available to us on the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement.
We caution that the foregoing list of important factors is not exclusive. There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended January 2, 2021 filed on March 2, 2021 and our subsequent reports filed with the SEC, which are incorporated herein by reference. You should evaluate all forward-looking statements made in this report in the context of these risks and uncertainties. We urge you not to unduly rely on forward-looking statements contained in this prospectus supplement.

USE OF PROCEEDS
Under this prospectus supplement and the accompanying prospectus, and in accordance with the terms of the Sales Agreement, we may issue and sell up to 7,500,000 shares of our common stock. The amount of proceeds we will receive from this offering, if any, will depend upon the actual number of shares of our common stock sold and the market price at which such shares are sold. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.
“Net proceeds” is what we expect to receive after paying the fees, commissions and other expenses of this offering, including legal, accounting and printing fees.
We intend to use the net proceeds from this offering for general corporate purposes, which could include, among other things, repayment, refinancing, redemption or repurchase of long term debt or possible acquisitions.
As of the date of this prospectus supplement, we have not identified the amounts we plan to spend on these areas or the timing of such expenditures, and we will have significant discretion in the use of any proceeds from this offering. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount of the proceeds from this offering, the availability of additional financing and other factors. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.
Affiliates of each of the sales agents serve as lenders under our credit agreement and, to the extent the proceeds of this offering are used for the repayment of such facility, may receive a portion of such proceeds. Certain of the sales agents or their affiliates may hold some of our senior notes and may therefore receive a portion of the net proceeds of this offering to the extent used to redeem or repurchase our senior notes. See “Plan of Distribution.”

DIVIDEND POLICY AND RESTRICTIONS
General
Following the completion of this offering, we intend to continue paying dividends on our common stock of $0.475 per share quarterly on each January 30, April 30, July 30 and October 30 to the holders of record as of each December 31, March 31, June 30 and September 30, respectively.
Our dividend policy reflects a basic judgment that our stockholders are better served when we distribute a substantial portion of our cash available to pay dividends to them instead of retaining it in our business. Under this policy, a substantial portion of the cash generated by our company in excess of operating needs, interest and principal payments on indebtedness, capital expenditures sufficient to maintain our properties and other assets is distributed as regular quarterly cash dividends (up to the intended dividend rate as determined by our board of directors) to the holders of our common stock and not retained by us. We have paid dividends every quarter since our initial public offering in October 2004.
For fiscal 2020 and fiscal 2019, we had cash flows from operating activities of $281.5 million and $46.5 million, respectively, and distributed $121.9 million and $123.7 million as dividends, respectively. At our current dividend rate of $1.90 per share per annum and our current number of outstanding shares, we expect our aggregate dividend payments in 2021 to be approximately $122.9 million. At our current dividend rate, if we sell the maximum number of shares in this offering and assuming no other shares are issued, we expect that our aggregate annual dividend payments will increase to $137.4 million. The following table sets forth the dividends per share we have declared in each of the quarterly periods of 2019 and 2020 and the first three quarters of 2021:
	Fiscal 2019	Fiscal 2020	Fiscal 2021
First Quarter	$0.475	$0.475	$0.475
Second Quarter	$0.475	$0.475	$0.475
Third Quarter	$0.475	$0.475	$0.475
Fourth Quarter	$0.475	$0.475	N/A
As a result of our dividend policy, we may not retain a sufficient amount of cash to finance growth opportunities or unanticipated capital expenditure needs or to fund our operations in the event of a significant business downturn. We may have to forego growth opportunities or capital expenditures that would otherwise be necessary or desirable if we do not find alternative sources of financing. If we do not have sufficient cash for these purposes, our financial condition and our business will suffer.
Our dividend policy is based upon our current assessment of our business and the environment in which we operate, and that assessment could change based on competitive or other developments (which could, for example, increase our need for capital expenditures or working capital), new acquisition opportunities or other factors. Our board of directors is free to depart from or change our dividend policy at any time and could do so, for example, if it was to determine that we have insufficient cash to take advantage of growth opportunities.
Restrictions on Dividend Payments
Our ability to pay future dividends, if any, with respect to shares of our capital stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years. Our board of directors will periodically and from time to time assess the appropriateness of the then current dividend policy before actually declaring any dividends.
In general, our senior notes indenture restricts our ability to declare and pay dividends on our common stock as follows:

•
we may use up to 100% of our excess cash (as defined below) for the period (taken as one accounting period) from and including March 31, 2013 to the end of our most recent fiscal quarter for which internal financial statements are available at the time of such payments, plus certain incremental funds described in the indenture for the payment of dividends so long as the fixed charge coverage ratio for the four most recent fiscal quarters for which internal financial statements are available is not less than 1.6 to 1.0; and

•
we may not pay any dividends on any dividend payment date if a default or event of default under the indenture has occurred or is continuing.

Excess cash is defined in our senior notes indenture and under the terms of our credit agreement. Excess cash is calculated as “consolidated cash flow,” as defined in the indenture and under the terms of our credit agreement (which, in each case, allows for certain adjustments and which is equivalent to the term adjusted EBITDA), minus the sum of cash tax expense, cash interest expense, certain capital expenditures, excess tax benefit from issuance of share-based compensation, certain repayment of indebtedness and the cash portion of restructuring charges.
In addition, the terms of our credit agreement also restrict our ability to declare and pay dividends on our common stock. In accordance with the terms of our credit agreement, we are not permitted to declare or pay dividends unless we are permitted to do so under our senior notes indenture. In addition, our credit agreement does not permit us to pay dividends unless we maintain:
•
a “consolidated interest coverage ratio” (defined as the ratio of our adjusted EBITDA before share-based compensation for any period of four consecutive fiscal quarters to our consolidated interest expense for such period payable in cash) of not less than 1.75 to 1.0; and

•
a “consolidated leverage ratio” (defined as the ratio of our consolidated total debt, as of the last day of any period of four consecutive fiscal quarters to our adjusted EBITDA before share-based compensation for such period) of not more than 7.00 to 1.00.

Subject to certain exceptions, the credit agreement provides for mandatory prepayment upon certain asset dispositions or casualty events and issuances of indebtedness.
Subject to the limitations described elsewhere in this prospectus supplement, we have the ability to issue additional common stock, other equity securities or preferred stock for such consideration and on such terms and conditions as are established by our board of directors in its sole discretion and without the approval of the holders of our common stock. It is possible that we will fund acquisitions, if any, through the issuance of additional common stock, preferred stock or other equity securities. Holders of any additional common stock or other equity securities issued by us may be entitled to share equally with the holders of common stock in dividend distributions. The certificate of designation of any preferred stock issued by us may provide that the holders of preferred stock are senior to the holders of our common stock with respect to the payment of dividends. If we were to issue additional common stock, preferred stock or other equity securities, it would be necessary for us to generate additional cash available to pay dividends in order for us to distribute dividends at the same rate per share as distributed prior to any such additional issuance.
Dividends Not Mandatory or Guaranteed.   We cannot assure you that we will continue to pay dividends at the levels set forth above or at all. Dividend payments are not mandatory or guaranteed, and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may, in its sole discretion, amend or repeal our dividend policy at any time. Furthermore, our board of directors may decrease the level of dividends below the intended dividend rate set forth above, or discontinue entirely the payment of dividends.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
On December 1, 2020, we completed the acquisition of the Crisco oils and shortening business from The J. M. Smucker Company and certain of its affiliates, for $550.0 million in cash less an adjustment for inventory at closing of $10.7 million. We refer to this acquisition as the Crisco acquisition and the Crisco oils and shortening business as the Crisco business. In connection with the Crisco acquisition, we amended our amended and restated senior secured credit agreement. Among other things, the amendment provided for a $300.0 million add-on tranche B term loan facility, which closed and funded on December 16, 2020. The tranche B term loan facility was issued at a price equal to 99.00% of its face value. The add-on term loans, which have the same terms as, and are fungible with, B&G Foods’ existing $371.6 million of tranche B term loans, have a maturity date of October 10, 2026. We used the proceeds of the add-on term loans to repay $290.0 million of revolving credit facility borrowings and to pay related fees and expenses. The amendment also increased the revolver capacity from $700.0 million to $800.0 million and extended the maturity date of our revolving credit facility from November 21, 2022 to December 16, 2025.
The unaudited pro forma combined statement of operations for fiscal 2020 combines our historical consolidated statement of operations for fiscal 2020 (which includes one month of results of operations of the Crisco business) with the historical statements of net revenues and direct expenses of the Crisco business for its month ended January 31, 2020, three quarters ended October 31, 2020, and month ended November 30, 2020, gives effect to the Crisco acquisition and related financing as if such transactions occurred on December 29, 2019.
The J. M. Smucker Company has an April 30 fiscal year end. These periods were presented to comply with Item 9.01(b) reporting rules when an acquired business has a different fiscal year than the acquiring company. The impact of the amortization of the inventory step up recorded in our acquisition accounting is not reflected in our pro forma results of operations because it is directly related to the acquisition and is non-recurring. It is, however, recorded in our actual results of operations in fiscal 2020 based on estimated inventory turnover for the Crisco business.
The unaudited pro forma condensed combined statement of operations for fiscal 2020 gives pro forma effect to the Crisco acquisition and related financing, as if such transactions occurred on December 29, 2019.
The Crisco acquisition has been accounted for by the acquisition method of accounting. The pro forma combined financial information sets forth the preliminary allocation of the purchase price for the Crisco acquisition based upon the estimated fair value of the assets acquired at the date of acquisition using available information. The preliminary purchase price allocation may be adjusted as a result of the finalization of our purchase price allocation procedures.
The unaudited pro forma combined financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma combined financial information does not purport to represent our results of operations or financial position that would have resulted had the Crisco acquisition and related financing transaction to which pro forma effect is given been consummated as of the date indicated. Additionally, the unaudited pro forma combined statement of operations should not be considered indicative of expected future results. Furthermore, no effect has been given in the unaudited pro forma combined statement of operations for synergistic benefits, if any, that may be realized through the combination of B&G Foods and the Crisco business or the costs that will be incurred in integrating the operations of the Crisco business.
On February 19, 2020, we acquired Farmwise, LLC for an undisclosed purchase price. We refer to this acquisition as the Farmwise acquisition. The Farmwise acquisition was not deemed to be material at that time and therefore, no estimated impact of the acquired business before the closing date has been added to the pro forma statement of operations data presented below. Actual results for the Farmwise business are included in the actual results of B&G Foods since the closing date of that acquisition.
The unaudited pro forma combined financial data and accompanying notes should be read in conjunction with the historical financial statements and the notes thereto for B&G Foods that are included in our Annual Report on Form 10-K for fiscal 2020 filed with the SEC on March 2, 2021, our Quarterly Report on Form 10-Q for the period ended July 3, 2021 filed with the SEC on August 5, 2021, and the historical financial statements of the Crisco business that are filed as Exhibits 99.1 and 99.2 to our Current Report on Form 8-K/A filed on February 16, 2021.
	Unaudited Pro Forma Condensed Combined Statement of Operations For Fiscal 2020
	B&G Foods(1)	Crisco(2)	Crisco Reclassification Adjustments(3)	Crisco Pro Forma Adjustments	Pro Forma for the Crisco Acquisition
	(In thousands, except per share data)
Net sales	$1,967,909	$285,445	$291	$—	$2,253,645
Cost of goods sold	1,486,169	173,171	3,111	10,157(4)	1,672,608
Gross profit	481,740	112,274	(2,820)	(10,157)	581,037
Operating expenses:
Selling, general and administrative expenses	186,191	23,848	(4,422)	—	205,617
Amortization expense	19,111	6,191	—	(3,771)(5)	21,531
Operating income (loss)	276,438	82,235	1,602	(6,386)	353,889
Other expenses:
Interest expense, net	101,634	—	—	12,128(6)	113,762
Other (income)	(2,558)	(1,602)	1,602	—	(2,558)
Income before income tax expense	177,362	83,837	—	(18,514)	242,685
Income tax expense	45,374	—	—	15,142(7)	60,516
Net income (loss)	$131,988	$83,837	—	$(33,656)	$182,169
Earnings per share data:
Weighted average common shares outstanding:
Basic	64,163	—	—	—	64,163
Diluted	64,557	—	—	—	64,557
Earnings per share:
Basic	$2.06	N/A	N/A	N/A	$2.84
Diluted	$2.04	N/A	N/A	N/A	$2.82
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Represents our consolidated results of operations for fiscal 2020 (which includes one month of results of operations of the Crisco business).

2
Represents the historical statements of net revenues and direct expenses for the Crisco business for its month ended January 31, 2020, three quarters ended October 31, 2020 and month ended November 30, 2020, and gives effect to the Crisco acquisition and related financing as if such transactions occurred on December 29, 2019. The historical statements of net revenues and direct expenses for the Crisco business for these periods were derived from the historical statements of net revenues and direct expenses for the Crisco business for its fiscal year ended April 30, 2020, its two quarters ended October 31, 2020, and its month ended November 30, 2020.

3
Based on our preliminary review of the accounting policies and financial statement presentation for the historical financial statements for the Crisco business, certain balances from the historical financial statements for the Crisco business have been reclassified to conform its presentation to that of B&G Foods.

4
Cost of goods sold in our pro forma combined statement of operations has been adjusted to reflect:

•
Incremental depreciation expense of approximately $10.2 million for the Crisco business relating to the step-up in fair value of acquired property, plant and equipment. Acquired property, plant and equipment will be depreciated over the estimated remaining useful life, which was approximately 5.8 years on a weighted average basis.

•
The unamortized portion of our inventory step-up is not reflected in our pro forma results of operations as it is directly related to the acquisition and is non-recurring.

5
Adjustment for acquired intangible asset amortization expense as follows (dollars in thousands):

	Amortization Period (Years)	Incremental Amortization
		Fiscal 2020
Customer relationships	20	$2,420
Trademarks	20	(6,191)
		$(3,771)
The pro forma adjustment reverses the amortization expense recognized by the Crisco business based on the fair value of the identifiable intangible assets. We deem trademarks to have an indefinite life and therefore they are not amortized.
6
Adjustment to reflect incremental interest expense in connection with our incurrence of an incremental $560.0 million of borrowings and incremental amortization of debt discount and amortization of deferred financing costs relating to such additional borrowings, as if the borrowings were outstanding as of December 29, 2019 (dollars in thousands):

Fiscal 2020
Incremental Interest expense relating to:
Revolving loans ($260,000 at 1.91%)	4,552
Add-on tranche B term loans due 2026 ($300,000 at 2.6455%)	7,276
Unused revolver fees (savings)	(733)
Amortization of deferred debt issuance costs, including debt discount	1,033
Adjustment to interest expense	$12,128
In connection with the Crisco acquisition, we amended our amended and restated senior secured credit agreement. Among other things, the amendment provided for a $300.0 million add-on tranche B term loan facility, which closed and funded on December 16, 2020. The tranche B term loan facility was issued at a price equal to 99.00% of its face value. The add-on term loans, which have the same terms as, and are fungible with, B&G Foods’ existing $371.6 million of tranche B term loans, have a maturity date of October 10, 2026. We used the proceeds of the add-on term loans to repay $290.0 million of revolving credit facility borrowings and to pay related fees and expenses. The amendment also increased the revolver capacity from $700.0 million to $800.0 million and extended the maturity date of our revolving credit facility from November 21, 2022 to December 16, 2025.
Interest under the tranche B term loan facility is determined based on alternative rates that we may choose in accordance with the credit agreement, including a base rate per annum plus an applicable margin of 1.00%, and LIBOR plus an applicable margin of 2.50%.
Interest under the revolving credit facility, including any outstanding letters of credit, is determined based on alternative rates that we may choose in accordance with the credit agreement, including a base rate per annum plus an applicable margin ranging from 0.25% to 0.75%, and LIBOR plus an applicable margin ranging from 1.25% to 1.75%, in each case depending on our consolidated leverage ratio. At January 2, 2021, the revolving credit facility interest rate was approximately 1.90%.
If the interest rates were to increase or decrease by 0.125% from the rates assumed in the table above, pro forma interest expense on pro forma incremental borrowings would change by approximately $6.4 million for fiscal 2020.
7
Adjustment to reflect income tax expense on the results of operations of the Crisco business and the pro forma adjustments using estimated statutory income tax rates of 25.0% (federal and state). Income tax expense was not allocated to the Crisco business in the pre-acquisition statements of net revenues and direct expenses.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following discussion is a general summary of the material U.S. federal income tax consequences applicable to Non-U.S. Holders of the purchase, ownership and disposition of shares of our common stock in this offering as of the date hereof.
For purposes of this discussion, a “Non-U.S. Holder” of common stock means a holder that, for U.S. federal income tax purposes, is neither a U.S. person nor an entity treated as a partnership for U.S. federal income tax purposes. The term “U.S. person” means:
•
an individual who is a citizen or resident of the United States,

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia,

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•
a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (within the meaning of Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

This summary is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder’s tax position and does not consider the state, local or non-U.S. tax consequences of an investment in common stock. It also does not consider Non-U.S. Holders subject to special tax treatment under U.S. federal income tax laws (including partnerships or other pass-through entities (or investors therein)), banks and insurance companies, regulated investment companies, real estate investment trusts, dealers in securities, holders of our common stock held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax-exempt organizations, “expatriated entities,” former U.S. citizens or residents and persons who hold or receive the shares of common stock as compensation. This summary is based on provisions of the Code, applicable Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service, or “IRS,” and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.
If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding shares of our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
This summary is included herein as general information only. We urge each prospective Non-U.S. Holder to consult their tax advisor concerning the particular U.S. federal, state, local and non-U.S. income, estate and other tax consequences of the purchase, ownership and disposition of our common stock.
U.S. Trade or Business Income
For purposes of this discussion, dividend income, and gain on the sale or other taxable disposition of our shares, will be considered to be “U.S. trade or business income” if such dividend income or gain is (1) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States; and (2) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the United States. U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular

U.S. federal income tax rates generally in the same manner as if the recipient were a U.S. person. Any U.S. trade or business income received by a Non-U.S. Holder that is treated as a corporation also may be subject to a “branch profits tax” at a 30% rate, or such lower rate as provided under an applicable income tax treaty.
Dividends
Distributions of cash or property (other than certain stock distributions) that we pay with respect to our common stock will be taxable as dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its shares of our common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale, Exchange or Other Taxable Disposition of Common Stock.” Subject to the discussion below regarding backup withholding and the “Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of our distributions treated as dividends or such lower rate as may be specified by an applicable income tax treaty. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate substitute or successor form) certifying its entitlement to benefits under the tax treaty. A Non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Each Non-U.S. Holder is encouraged to consult its tax advisor regarding its possible entitlement to benefits under an income tax treaty.
The U.S. federal withholding tax does not apply to dividends that are U.S. trade or business income, as described above, of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI (or appropriate substitute or successor form), certifying that the dividends are subject to tax as income effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Sale, Exchange or Other Disposition of Common Stock
Subject to the discussion below regarding backup withholding and “Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax in respect of any gain recognized on a sale, exchange or other taxable disposition of shares of our common stock unless:
•
the gain is U.S. trade or business income, as described above under “U.S. Trade or Business Income,”

•
the Non-U.S. Holder is an individual, is present in the United States for 183 or more days in the taxable year of the sale or other disposition but is not treated as a resident of the United States for that year, and certain other conditions are met, or

•
we are or have been during a specified testing period a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain described in the first bullet above will be subject to U.S. federal income tax in the manner described under “U.S. Trade or Business Income.” Gain described in the second bullet above will be subject to a flat 30% tax (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
In general, a corporation is a “United States real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business.

For this purpose, real property interests generally include land, improvements and associated personal property. We believe that we have not been, and we are not and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes. If we are or become a “United States real property holding corporation,” a Non-U.S. Holder, nevertheless, will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of our common stock so long as shares of our common stock are “regularly traded on an established securities market” as defined under applicable Treasury regulations and a Non-U.S. Holder owns, actually and constructively, 5% or less of our shares at all times during the shorter of the five-year period ending on the date of disposition or such Non-U.S. Holder’s holding period for our shares. Prospective investors should be aware that no assurance can be given that our shares will be so regularly traded when a Non-U.S. Holder sells its shares of our common stock.
Information Reporting and Backup Withholding
Information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to a Non-U.S. Holder of our common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or appropriate substitute or successor form) or otherwise establishes an exemption.
The payment of the proceeds from the disposition of our common stock to or though the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies (usually on IRS Form W-8BEN or W-8BEN-E, as applicable) as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (which we refer to as a United States related person). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a United States related person, the Treasury Regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, with any excess withholding refunded to such holder, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 to 1474 of the Code (such Sections commonly known as “FATCA”) generally impose withholding taxes on certain payments made to non-U.S. financial institutions and certain other non-U.S. entities (including financial intermediaries) unless various U.S. information reporting, diligence requirements and certain other requirements have been satisfied. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Various requirements and exceptions are provided under FATCA and additional requirements and exceptions may be provided in subsequent guidance. Further, the United States has entered into (and may enter into more) intergovernmental agreements (“IGAs”) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs or the laws affecting them may alter one or more of the FATCA requirements.
Under the applicable Treasury Regulations and administrative guidance, FATCA withholding generally will apply to all payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. A Non U.S. Holder that is not subject to FATCA withholding generally may certify its exempt status by furnishing a properly executed Form W 8BEN or Form W 8BEN E (or appropriate substitute or successor form), as applicable.
Prospective investors are urged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

PLAN OF DISTRIBUTION
We have entered into a Sales Agreement with BofA Securities, Inc., Barclays Capital Inc., Deutsche Bank Securities Inc., RBC Capital Markets, LLC, BMO Capital Markets Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Citizens Capital Markets, Inc., SMBC Nikko Securities America, Inc. and TD Securities (USA) LLC (each, a sales agent, and collectively, the sales agents), under which we may offer and sell from time to time up to an aggregate of 7,500,000 shares of our common stock. Each sales agent may act as an agent on our behalf or purchase shares of our common stock as principal. If we sell our common stock to a sales agent as principal, we will enter into a separate terms agreement with that sales agent and we will describe the terms of the offering of those shares in a separate prospectus supplement or pricing supplement.
Sales, if any, of our shares of common stock under the Sales Agreement may be made (1) in ordinary brokers’ transactions, to or through a market maker, on or through the NYSE or any other market venue where the securities may be traded, in transactions that are deemed to be “at-the-market offerings” as defined in Rule 415 under the Securities Act and (2) in such privately negotiated transactions, which may include block trades, as otherwise agreed between us and any sales agent, or through a combination of any such methods of sale. The sales agents may also sell our shares of common stock by any other method permitted by law.
None of the sales agents is required to sell any specific number or dollar amount of shares of our common stock but each has agreed to use its commercially reasonable efforts to sell, on the terms and subject to the conditions of the Sales Agreement, shares of our common stock on terms agreed upon by us and such sales agent from time to time. The shares of our common stock offered and sold through the sales agents pursuant to the Sales Agreement will be offered and sold through only one sales agent on any given day.
The securities may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
Each time we wish to issue and sell shares of common stock under the Sales Agreement, we will notify the applicable sales agent of the maximum number of shares to be issued, the dates on which such sales are anticipated to be made, any minimum price below which sales may not be made and other sales parameters as we deem appropriate. Once we have so instructed such sales agent, unless that sales agent declines to accept the terms of the notice, such sales agent has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares of common stock up to the amount specified on such terms. The obligations of each such sales agent under the Sales Agreement to sell our shares of common stock are subject to a number of conditions that we must meet. We may instruct such sales agent not to sell any shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or the applicable sales agent, with respect to itself only, may suspend the offering of our shares of common stock by notifying the other party.
The applicable sales agent will provide to us written confirmation following the close of trading on the NYSE each day on which shares of common stock are sold under the Sales Agreement. Each confirmation will include the number of shares of common stock sold on such day, the aggregate gross sales proceeds, the net proceeds to the Company, and the compensation payable by us to such sales agent with respect to such sales. We will report at least quarterly the number of shares of common stock sold through the sales agents under the Sales Agreement, the net proceeds to us (before expenses) and the compensation paid by us to the sales agents in connection with the sales of the shares of common stock.
We will pay the applicable sales agent a commission of up to 2.00% of the gross sales price per share of common stock sold through that agent under the Sales Agreement. The foregoing rate of compensation shall not apply when any sales agent acts as principal. We estimate that the total expenses payable by us in connection with the offering and sale of shares of our common stock pursuant to the Sales Agreement, excluding commissions and discounts payable to the sales agents but including expenses paid prior to the date of this prospectus supplement and any transaction fees, transfer taxes or similar charges imposed by any governmental or self-regulatory organization in connection with the sales, will be approximately $0.3 million. We have agreed, under certain circumstances, to reimburse the sales agents for certain of their expenses incurred in connection with the Sales Agreement in an amount of up to approximately $0.3 million.

Settlement of any sales of our shares of common stock will occur on the second business day following the date on which such sales were made. Settlement for shares of our common stock sold as contemplated in this prospectus supplement will be effected by free delivery through the facilities of The Depository Trust Company or to such sales agent’s account in return for payments in same day funds delivered to the account designated by us. If we or our transfer agent (if applicable) shall default on our obligation to deliver the shares on any settlement date, we shall (A) indemnify and hold each applicable sales agent harmless against any loss, claim or damage arising from or as a result of such default and (B) pay the applicable sales agent any commission to which it would otherwise be entitled absent such default.
The offering of our shares of common stock pursuant to the Sales Agreement will terminate upon the earlier of (1) the sale of 7,500,000 shares of common stock subject to the Sales Agreement and (2) the termination by us or the sales agents of the Sales Agreement pursuant to its terms. We and the sales agents may terminate the Sales Agreement at any time upon three days’ prior written notice.
In connection with the sale of the shares of common stock on our behalf, each sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to that sales agent may be deemed to be underwriting commissions or discounts.
We have agreed to indemnity the sales agents against certain liabilities, including civil liabilities under the Securities Act and to contribute to payments that the sales agents may be required to make for these liabilities.
If we or any of the sales agents have reason to believe that our common stock is no longer an “actively-traded security” as defined under Rule 101(c)(l) of Regulation M under the Exchange Act, that party will promptly notify the others and sales of our shares of common stock pursuant to the Sales Agreement or any terms agreement will be suspended until Rule 101(c)(1) or another exemptive provision has been satisfied in the judgement of each party.
Each sales agent and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, financing, market making, brokerage, and other financial and non-financial activities and services. The sales agents and certain of their affiliates have, from time to time, performed, and may in the future perform, a variety of services to the issuer and to persons and entities with relationships with the issuer, for which they received or may in the future receive customary fees and expenses. Affiliates of each of the sales agents serve as lenders under our credit agreement and, to the extent the proceeds of this offering are used for the repayment of such facility, may receive a portion of such proceeds. Certain of the sales agents or their affiliates may hold some of our senior notes and may therefore receive a portion of the net proceeds of this offering to the extent used to redeem or repurchase our senior notes.
In the ordinary course of their various business activities, the sales agents and certain of their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve or relate to assets, securities and/or instruments of the issuer or its affiliates and/or persons and entities with relationships with the issuer. If the sales agents or their affiliates have a lending relationship with us, the sales agents or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the sales agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The sales agents and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such assets, securities and instruments.

No Non-U.S. Registration
No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus or other material or advertisements relating to us or this offering, where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any free writing prospectus or other material or advertisements in connection with this offering may be distributed or published in or from any other country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.
LEGAL MATTERS
The validity of the issuance of our common stock offered hereby will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania. Certain legal matters relating to this offering will be passed upon for the sales agents by Latham & Watkins LLP, New York, New York.
EXPERTS
The consolidated financial statements and schedule of our company as of January 2, 2021 and December 28, 2019, and for each of the fiscal years ended January 2, 2021, December 28, 2019 and December 29, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of January 2, 2021 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG’s report dated March 2, 2021, on the effectiveness of B&G Foods, Inc.’s internal control over financial reporting as of January 2, 2021, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of B&G Foods, Inc.’s internal control over financial reporting as of January 2, 2021, Crisco’s internal control over financial reporting representing 14.4% of total assets and 1.4% of total net sales included in the consolidated financial statements of B&G Foods, Inc. and subsidiaries as of and for the fiscal year ended January 2, 2021. KPMG’s audit of internal control over financial reporting of B&G Foods, Inc. also excluded an evaluation of the internal control over financial reporting of the Crisco business.
The statement of assets acquired and liabilities assumed of The J. M. Smucker Co. Crisco Business as of April 30, 2020 and the related statement of revenue and direct operating expenses for the fiscal year ended April 30, 2020 incorporated by reference herein and in the registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated by reference herein, and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the SEC.
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus supplement concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit.
The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is http://www.sec.gov. Our

SEC filings are also available to the public, free of charge, from our website at www.bgfoods.com. We will furnish without charge to each person to whom a copy of this prospectus supplement is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus supplement). Please direct any requests for copies to:
B&G Foods, Inc.
Four Gatehall Drive
Parsippany, NJ 07054
Attention: Corporate Secretary
Telephone: 973.401.6500
email: corporatesecretary@bgfoods.com
INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference in this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement. We incorporate by reference in this prospectus supplement the information contained in the following documents (other than any portions of the respective filings that were furnished under applicable SEC rules rather than filed):
•
our annual report on Form 10-K for the year ended January 2, 2021 filed on March 2, 2021;

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our quarterly reports on Form 10-Q for the quarter ended April 3, 2021 filed on May 11, 2021 and the quarter ended July 3, 2021 filed on August 5, 2021;

•
our current reports on Form 8-K filed on December 1, 2020 (as amended by Amendment No. 1 to such Form 8-K, filed on February 16, 2021), March 10, 2021, May 12, 2021 and May 21, 2021; and

•
the description of our common stock contained in our registration statement on Form 8-A (Registration No. 001-32316) filed on May 16, 2007, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all other reports that we will file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that will be furnished under applicable SEC rules rather than filed) until all the securities that may be offered under this prospectus supplement are sold. The information that we file with the SEC after the date of this prospectus supplement and prior to the completion of the offering of the securities under this prospectus supplement will update and supersede the information contained in this prospectus supplement and incorporated filings. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.
You may obtain copies of these documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

PROSPECTUS
Common Stock
Preferred Stock
Debt Securities
Warrants
Units
We may offer and sell, from time to time in one or more offerings, together or separately, common stock, preferred stock, debt securities, warrants or units. This prospectus also covers subsidiary guarantees, if any, of our payment obligations under any debt securities, which may be given by our subsidiaries, on terms to be determined at the time of the offering.
We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update or change information in this prospectus. Before you invest, we urge you to read carefully this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus.
We will sell these securities directly, or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.
This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement.
Shares of our common stock are traded on the New York Stock Exchange under the symbol “BGS.” Each prospectus supplement will indicate if the securities offered thereby will be listed on the New York Stock Exchange or any other securities exchange.
The mailing address of our principal executive offices is Four Gatehall Drive, Parsippany, NJ 07054, and our telephone number is 973.401.6500.

Investing in our securities involves a high degree of risk which is described in the “Risk Factors” section beginning on page iii of this prospectus. We urge you to carefully read the “Risk Factors” section before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 7, 2019

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time, in one or more offerings, together or separately, common stock, preferred stock, debt securities, warrants or units. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”
This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under the heading “Where You Can Find More Information.”
We have not authorized anyone to provide information or to make any representations other than those contained in this prospectus or a prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.
We may sell securities through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject, in whole or in part, any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers, agents or others involved in the sale of securities and any applicable fee, commission or discount arrangements with them. See the information described below under the heading “Plan of Distribution.”
The terms “B&G Foods,” “our,” “we” and “us,” as used in this prospectus, refer to B&G Foods, Inc. and its wholly-owned subsidiaries, except where it is clear that the term refers only to the parent company.

RISK FACTORS
Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated or deemed to be incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus, and each prospectus supplement relating to a particular offering of securities, contain forward-looking statements. The words “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by any forward-looking statements. We believe important factors that could cause actual results to differ materially from our expectations include the following:
•
our substantial leverage;

•
the effects of rising costs for our raw materials, packaging and ingredients;

•
crude oil prices and their impact on distribution, packaging and energy costs;

•
our ability to successfully implement sales price increases and cost saving measures to offset any cost increases;

•
intense competition, changes in consumer preferences, demand for our products and local economic and market conditions;

•
our continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels, and to improve productivity;

•
the risks associated with the expansion of our business;

•
our possible inability to identify new acquisitions or to integrate recent or future acquisitions or our failure to realize anticipated revenue enhancements, cost savings or other synergies;

•
tax reform legislation, including the effects of the U.S. Tax Cuts and Jobs Act;

•
our ability to access the credit markets and our borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of our competitors;

•
unanticipated expenses, including, without limitation, litigation or legal settlement expenses;

•
the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar;

•
the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on our international procurement, sales and operations;

•
future impairments of our goodwill and intangible assets;

•
our ability to successfully complete the implementation of and operate a new enterprise resource planning (ERP) system;

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our ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption;

•
our sustainability initiatives and changes to environmental laws and regulations;

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other factors that affect the food industry generally, including:

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recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products;

•
competitors’ pricing practices and promotional spending levels;

•
fluctuations in the level of our customers’ inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment; and

•
the risks associated with third-party suppliers and co-packers, including the risk that any failure by one or more of our third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain finished goods products or injure our reputation; and

•
other factors discussed under “Risk Factors” or elsewhere in this prospectus and the documents incorporated or deemed incorporated herein by reference.

Developments in any of these areas, which are more fully described elsewhere in this prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus, and each applicable prospectus supplement, could cause our results to differ materially from results that have been or may be projected by us or on our behalf.
All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.
We caution that the foregoing list of important factors is not exclusive. There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed elsewhere in this prospectus or incorporated or deemed to be incorporated by reference in this prospectus or any applicable prospectus supplement. You should evaluate all forward-looking statements in the context of these risks and uncertainties. We urge you not to unduly rely on forward-looking statements contained or incorporated or deemed to be incorporated by reference in this prospectus or any applicable prospectus supplement.

v

THE COMPANY
We manufacture, sell and distribute a diverse portfolio of branded, high quality, shelf-stable and frozen food and household products across the United States, Canada and Puerto Rico. Many of our branded products have leading regional or national market shares. In general, we position our branded products to appeal to the consumer desiring a high quality and reasonably priced product. We complement our branded product retail sales with institutional and foodservice sales and private label sales.
Our company has been built upon a successful track record of acquisition-driven growth. Our goal is to continue to increase sales, profitability and cash flows through strategic acquisitions, new product development and organic growth. We intend to implement our growth strategy through the following initiatives: expanding our brand portfolio with disciplined acquisitions of complementary branded businesses, continuing to develop new products and delivering them to market quickly, leveraging our multiple-channel sales and distribution system and continuing to focus on higher growth customers and distribution channels. Since 1996, we have successfully acquired and integrated more than 50 brands into our company.
Our products include frozen and canned vegetables, oatmeal and other hot cereals, fruit spreads, canned meats and beans, bagel chips, spices, seasonings, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, pizza crusts, Mexican-style sauces, dry soups, taco shells and kits, salsas, pickles, peppers, tomato-based products, cookies and crackers, nut clusters and other specialty products. Our products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Back to Nature, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Clabber Girl, Cream of Rice, Cream of Wheat, Davis, Devonsheer, Don Pepino, Durkee, Emeril’s, Grandma’s Molasses, Green Giant, JJ Flats, Joan of Arc, Las Palmas, Le Sueur, MacDonald’s, Mama Mary’s, Maple Grove Farms of Vermont, McCann’s, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Ortega, Polaner, Red Devil, Regina, Rumford, Sa-són, Sclafani, SnackWell’s, Spice Islands, Spring Tree, Sugar Twin, Tone’s, Trappey’s, TrueNorth, Underwood, Vermont Maid, Victoria, Weber and Wright’s. We also sell and distribute Static Guard, a household product brand. We compete in the retail grocery, foodservice, specialty, private label, club and mass merchandiser channels of distribution. We sell and distribute our products directly and via a network of independent brokers and distributors to supermarket chains, foodservice outlets, mass merchants, warehouse clubs, non-food outlets and specialty distributors.
B&G Foods, including our subsidiaries and predecessors, has been in business for over 125 years. We were incorporated in Delaware on November 25, 1996 under the name B Companies Holdings Corp. On August 11, 1997, we changed our name to B&G Foods Holdings Corp. On October 14, 2004, simultaneously with the completion of our initial public offering, B&G Foods, Inc., then our wholly owned subsidiary, was merged with and into us and we were renamed B&G Foods, Inc. Our executive offices are located at Four Gatehall Drive, Parsippany, NJ, 07054, and our telephone number is 973.401.6500. We maintain a website at www.bgfoods.com. The information on our website is not a part of this prospectus or incorporated by reference herein.
USE OF PROCEEDS
Except as otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing or refinancing our outstanding indebtedness, increasing our working capital or financing acquisitions and capital expenditures. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. Pending the application of the net proceeds for these purposes, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

GENERAL DESCRIPTION OF THE SECURITIES WE MAY OFFER
We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately:
•
shares of our common stock;

•
shares of our preferred stock;

•
debt securities, in one or more series, and which may be guaranteed by certain of our subsidiaries;

•
warrants to purchase our debt or equity securities; or

•
any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

We may issue debt securities that are exchangeable for or convertible into shares of our common stock or our preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of our common stock or another series of our preferred stock.
When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities, as well as complete descriptions of the security or securities to be offered pursuant to the prospectus supplement. The summary descriptions of securities included in this prospectus are not meant to be complete descriptions of each security.
DESCRIPTION OF CAPITAL STOCK
General
The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation, as amended from time to time, any certificates of designation for our preferred stock, and our bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.
Our authorized capital stock consists of:
•
125,000,000 shares of common stock, par value $0.01 per share; and

•
1,000,000 shares of preferred stock, par value $0.01 per share.

As of August 6, 2019, there are 65,375,514 shares of our common stock outstanding. There are no shares of preferred stock outstanding.
Common Stock
Voting.    The holders of our common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote.
No Cumulative Voting Rights.    The holders of our common stock are not entitled to cumulate their votes in the election of our directors.
Rights to Dividends and on Liquidation, Dissolution or Winding Up.    The holders of our common stock are entitled to receive dividends as they may be lawfully declared from time to time by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.
Our dividend policy reflects a basic judgment that our stockholders are better served when we distribute a substantial portion of our cash available to pay dividends to them instead of retaining it in our business. Under this policy, a substantial portion of the cash generated by our company in excess of operating needs, interest and principal payments on indebtedness, capital expenditures sufficient to maintain our properties and other assets is distributed as regular quarterly cash dividends to the holders of our common stock and not retained by us.
We have paid dividends every quarter since our initial public offering in October 2004. Our current quarterly dividend rate is $0.475 per share. The following table sets forth the dividends per share we have declared in each of the quarterly periods of 2017 and 2018 and the first three quarterly periods of 2019:
	Fiscal 2019	Fiscal 2018	Fiscal 2017
Fourth Quarter	N/A	$0.475	$0.465
Third Quarter	$0.475	$0.475	$0.465
Second Quarter	$0.475	$0.475	$0.465
First Quarter	$0.475	$0.465	$0.465
However, notwithstanding the dividend policy, the amount of dividends, if any, for each dividend payment date will be determined by our board of directors on a quarterly basis after taking into account various factors, including our results of operations, cash requirements, financial condition, the dividend restrictions set forth in our debt agreements, provisions of applicable law and other factors that our board of directors may deem relevant. Our dividend policy is based upon our current assessment of our business and the environment in which we operate, and that assessment could change based on competitive or other developments (which could, for example, increase our need for capital expenditures or working capital), new acquisition opportunities or other factors. Our board of directors is free to depart from or change our dividend policy at any time and could do so, for example, if it was to determine that we have insufficient cash to take advantage of growth opportunities.
We cannot assure you that we will continue to pay dividends at the historical level set forth above or at all. Dividend payments are not mandatory or guaranteed, and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may, in its sole discretion, amend or repeal this dividend policy at any time. Furthermore, our board of directors may decrease the level of dividends below the rate historically paid or discontinue entirely the payment of dividends.
Preemptive and Other Subscription Rights.    Common stockholders do not have preemptive, subscription or redemption rights and are not subject to further calls or assessments.
Additional Issuance of Our Authorized Common Stock.    Additional shares of our authorized common stock may be issued, as determined by the board of directors of our company from time to time, without approval of holders of our common stock, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.
Preferred Stock
Our certificate of incorporation provides that we may issue up to 1,000,000 shares of our preferred stock in one or more series as may be determined by our board of directors.
Our board of directors has broad discretionary authority with respect to the rights of issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:
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determining the number of shares to be included in each series;

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fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

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increasing or decreasing the number of shares of any series.

The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.
Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third-party bids for our common stock or may otherwise adversely affect the market price of our common stock.
We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.
Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a stockholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.
Composition of Board of Directors; Election and Removal of Directors
In accordance with our bylaws, the number of directors comprising our board of directors will be as determined from time to time by our board of directors. We currently have nine directors. Each director is to hold office until his or her successor is duly elected and qualified. Directors are elected for a term that will expire at the annual meeting of stockholders immediately succeeding their election.
Directors may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class. Subject to the rights of the holders of any series of preferred stock, our certificate of incorporation provides that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders).
The filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.
At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.
Stockholder Action
Stockholders may act by written consent, without a meeting and without notice or a vote. This provision enables stockholders to act on matters subject to a stockholder vote without waiting until the next annual or special meeting of stockholders.

Special Meetings of Stockholders
Our certificate of incorporation provides that special meetings of the stockholders may be called at any time by the board of directors, the chairman of the board of directors or the holders of at least 20% of the outstanding shares of our common stock.
Section 203 of the Delaware General Corporation Law
Our company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation’s voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
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the board of directors must have previously approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of our shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in some instances); or

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the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.
Other Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws
Our certificate of incorporation and bylaws contain several provisions, in addition to those pertaining to the issuance of additional shares of our authorized common stock and preferred stock without the approval of the holders of our common stock that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock. Such provisions, which are described below, include advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting.
Advance Notice Procedure for Director Nominations and Stockholder Proposals.    Our bylaws provide that, subject to the rights of holders of any outstanding shares of our preferred stock, a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder’s nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:
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the name, age, business address and, if known, residential address of each nominee;

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the principal occupation or employment of each nominee;

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a statement of the particular experience, qualifications, attributes or skills of the proposed nominee;

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the class, series and number of our shares beneficially owned by each nominee;

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any other information relating to each nominee required by the SEC’s proxy rules; and

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the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

Our corporate secretary will deliver all notices to the nominating committee of our board of directors for review. After review, the nominating committee will make its recommendation regarding nominees to our board of directors. Defective nominations will be disregarded.
For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder’s notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:
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a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

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the name and address of the stockholder proposing the business as they appear on our stock transfer books;

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a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

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the class, series and number of our shares beneficially owned by the stockholder; and

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any material interest of the stockholder in the business.

Business brought before an annual meeting without complying with these provisions will not be transacted.
Although our bylaws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
Amendment of Our Certificate of Incorporation
The affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class, is required to amend, alter, change or repeal the provisions of our certificate of incorporation.
Amendment of Our Bylaws
Our certificate of incorporation provides that our bylaws can be amended only by either our board of directors or the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class.
Limitation of Liability and Indemnification
Our certificate of incorporation provides that, to the full extent from time to time permitted by law, no director shall be personally liable for monetary damages for breach of any duty as a director. As required under current Delaware law, our certificate of incorporation currently provides that this waiver may not apply to liability:
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for any breach of the director’s duty of loyalty to us or our stockholders;

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for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited act including unlawful payment of dividends or unlawful purchase or redemption of our capital stock); or

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for any transaction from which the director derived any improper personal benefit.

However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment or repeal of this provision of our certificate of incorporation, nor the adoption of any provision of our certificate of incorporation which is inconsistent with this provision, shall eliminate or reduce the protection afforded by this provision with respect to any matter which occurred, or any suit or claim which, but for this provision would have accrued or arisen, prior to such amendment, repeal or adoption.
Our bylaws also provide that we shall, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. Our bylaws also require us to indemnify any person who, at our request, is or was serving as a director, officer or trustee of another corporation, joint venture, employee benefit plan trust or other enterprise.
The right to be indemnified includes the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, if we receive an undertaking to repay such amount if it shall be determined that he or she is not entitled to be indemnified.
Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.
We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.
Listing
Our shares of common stock are listed on the New York Stock Exchange under the trading symbol “BGS.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
DESCRIPTION OF DEBT SECURITIES
As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities may be issued under the indenture, dated as of June 4, 2013, between us and the Bank of New York Mellon, as trustee, or may be issued under an indenture to be entered into between us and one or more trustees named in the applicable prospectus supplement, a form of which is attached as an exhibit to the registration statement of which this prospectus forms a part. Any debt securities that we issue under this prospectus will be governed by the applicable indenture and a separate supplemental indenture setting out the particular terms of a series of debt securities.
This section describes certain general terms and provisions that we expect would be applicable to our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.
The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.
General
Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of B&G Foods. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.
Unless otherwise specified in a prospectus supplement, the indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time at par or at a discount, and in the case of the new indentures, if any, in one or more series, with the same or various maturities. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.
Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:
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the title of debt securities and whether they are subordinated debt securities or senior debt securities;

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any limit on the aggregate principal amount of the debt securities;

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the ability to issue additional debt securities of the same series;

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the price or prices at which we will sell the debt securities;

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whether the debt securities of the series will be guaranteed and the terms of any such guarantee;

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the maturity date or dates of the debt securities;

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the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

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the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

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the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

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whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

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the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

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the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

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if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

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our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

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the denominations in which the debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

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the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default (as described below), if other than the full principal amount;

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the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not U.S. dollars;

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provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

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any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable indenture;

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any limitation on our ability to incur debt, redeem shares, sell our assets or other restrictions;

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the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

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whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

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the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

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whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

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any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

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the depository for global or certificated debt securities;

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any special tax implications of the debt securities;

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any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities; and

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any other terms of the debt securities not inconsistent with the provisions of the applicable indenture, as amended or supplemented.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in fully-registered form without coupons.
Debt securities may be sold at a substantial discount below their stated principal amount or bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities.

Guarantees
Debt securities may be guaranteed by certain of our domestic subsidiaries if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.
Subordination
The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing senior indebtedness.
Unless otherwise specified in the applicable prospectus supplement, under the applicable indenture, “senior indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the applicable indenture, or thereafter incurred or created:
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the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

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all of our capital lease obligations or attributable debt (as will be defined in the applicable indenture) in respect of sale and leaseback transactions;

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all obligations representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable or any similar obligation to trade creditors;

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all of our obligations in respect of interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; other agreements or arrangements designed to manage interest rates or interest rate risk; and other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices;

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all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

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all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, senior indebtedness does not include:
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any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

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any of our obligations to our subsidiaries or of a subsidiary guarantor to us or any other of our other subsidiaries;

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any liability for federal, state, local or other taxes owed or owing by us or any subsidiary guarantor;

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any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

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any obligations with respect to any capital stock;

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any indebtedness incurred in violation of the applicable indenture, provided that indebtedness under our credit facilities will not cease to be senior indebtedness under this bullet point if the lenders of such indebtedness obtained an officer’s certificate as of the date of incurrence of such indebtedness to the effect that such indebtedness was permitted to be incurred by the indenture; and
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any of our indebtedness in respect of the subordinated debt securities.

Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.
Unless otherwise noted in an accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.
In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.
If any of the following events occurs, we will pay in full all senior indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:
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any dissolution or winding-up or liquidation or reorganization of B&G Foods, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

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any general assignment by us for the benefit of creditors; or

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any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness in accordance with the priorities then existing among such holders until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the applicable indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.
Unless otherwise indicated in an applicable prospectus supplement, the applicable indenture will not limit the issuance of additional senior indebtedness.
Unless otherwise indicated in an applicable prospectus supplement, if any series of subordinated debt securities is guaranteed by certain of our subsidiaries, then the guarantee will be subordinated to the senior indebtedness of such guarantor to the same extent as the subordinated debt securities are subordinated to the senior indebtedness.
Consolidation, Merger, Sale of Assets and Other Transactions
Unless an accompanying prospectus supplement states otherwise, we may not (1) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of ours, and (2) no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly-owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:
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we are the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all of our obligations under the applicable indenture;

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immediately after giving effect to such transaction, no default or event of default has occurred and is continuing;

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we or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made (if other than us) would, on the date of such transaction after giving pro forma effect to the transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

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be permitted to incur at least $1.00 of additional indebtedness pursuant to the fixed charge coverage ratio test set forth in the applicable indenture; or

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have a fixed charge coverage ratio that is equal to or greater than our fixed charge coverage ratio immediately prior to the consolidation, merger, sale, assignment, transfer, conveyance or other disposition; and

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we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable indenture.

Events of Default, Notice and Waiver
Unless an accompanying prospectus supplement states otherwise, the following shall constitute “events of default” under the applicable indenture with respect to each series of debt securities:
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we default for 30 consecutive days in the payment when due of interest on the debt securities;

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we default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the debt securities;

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our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 60 days after we receive notice of such failure;

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except as permitted by the applicable indenture, if debt securities are guaranteed, any guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny, or disaffirm its obligations under its guarantee;

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certain events of bankruptcy, insolvency or reorganization of B&G Foods; or

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any other event of default provided with respect to securities of that series.

Unless an accompanying prospectus supplement states otherwise, if an event of default with respect to any debt securities of any series outstanding under any indenture shall occur and be continuing, the trustee under such indenture or the holders of at least 25% (or at least 10%, in respect of a remedy (other than acceleration) for certain events of default relating to the payment of dividends) in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.
Any past default under an indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (1) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (2) certain events of default relating to the payment of dividends.
The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.
The trustee, subject to its duties during default to act with the required standard of care, may require indemnification satisfactory to it by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the applicable indenture at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under any indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.
No holder of a debt security of any series may institute any action against us under any indenture (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (1) the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture, (2) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (3) the trustee shall not have instituted such action within 60 days of such request and (4) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.
We will be required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.
Discharge, Defeasance and Covenant Defeasance
We may discharge or defease our obligations under each indenture as set forth below, unless otherwise indicated in the applicable prospectus supplement.
We or, if applicable, any guarantor may discharge certain obligations to holders of any series of debt securities issued under any indenture which have not already been delivered to the trustee for cancellation by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we or, if applicable, any guarantor, have paid all other sums payable under the applicable indenture.
If indicated in the applicable prospectus supplement, we, or, if applicable, the guarantors, may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series and all obligations with respect to guarantees in the case of guarantors (except in all cases as otherwise provided in the relevant indenture) (“legal defeasance”) or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of legal defeasance under clause (1) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either legal defeasance or covenant defeasance, we shall have delivered to the trustee (1) if applicable, an officer’s certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (2) an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.
We may exercise our legal defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.
Modification and Waiver
Under the applicable indenture, unless an accompanying prospectus supplement states otherwise, we and the applicable trustee may supplement the indenture for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indenture or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indenture will require the consent of each holder of debt securities that would be affected by any modification which would:
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reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

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reduce the principal of or change the fixed maturity of any debt security or, except as provided in any prospectus supplement, alter or waive any of the provisions with respect to the redemption of the debt securities;

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reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

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waive a default or event of default in the payment of principal of or interest or premium, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities and a waiver of the payment default that resulted from such acceleration);

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make any debt security payable in money other than that stated in the debt securities;

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make any change in the provisions of the applicable indenture relating to waivers of past defaults or the rights of holders of the debt securities to receive payments of principal of, or interest or premium, if any, on, the debt securities;

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waive a redemption payment with respect to any debt security (except as otherwise provided in the applicable prospectus supplement);

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except in connection with an offer by us to purchase all debt securities, (1) waive certain events of default relating to the payment of dividends or (2) amend certain covenants relating to the payment of dividends and the purchase or redemption of certain equity interests;

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release any applicable guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the indenture;

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make any change to the subordination or ranking provisions of the indenture or the related definitions that adversely affect the rights of any holder; or

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make any change in the preceding amendment and waiver provisions.

The indenture will permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indenture.
Payment and Paying Agents
Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the applicable record date.
Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.
Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.
All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.
Denominations, Registrations and Transfer
Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.
A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:
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we deliver to the trustee notice from DTC that it is unwilling or unable to continue to act as depository or that it is no longer a clearing agency registered under the Securities Exchange Act of 1934, as amended (the Exchange Act) and, in either case, a successor depositary is not appointed by us within 120 days after the date of such notice from DTC;

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we in our sole discretion determine that the debt securities (in whole but not in part) should be exchanged for definitive debt securities and deliver a written notice to such effect to the trustee; or

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there has occurred and is continuing a default or event of default with respect to the debt securities.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the applicable indenture. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law
Each indenture and applicable debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.
Trustee
The trustee under each indenture will be set forth in any applicable prospectus supplement.
Conversion or Exchange Rights
The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.
DESCRIPTION OF WARRANTS
The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference into the registration statement which includes this prospectus.
General
We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.
We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.
We will describe in the applicable prospectus supplement the terms of the series of warrants, including:
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the offering price and aggregate number of warrants offered;

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the currency for which the warrants may be purchased, if not U.S. dollars;

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if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency, if not U.S. dollars, in which, this principal amount of debt securities may be purchased upon such exercise;

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in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

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the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

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the terms of any rights to redeem or call the warrants;

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any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

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the dates on which the right to exercise the warrants will commence and expire;

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the manner in which the warrant agreement and warrants may be modified;

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federal income tax consequences of holding or exercising the warrants;

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the terms of the securities issuable upon exercise of the warrants; and

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any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:
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in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

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in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants
Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Eastern Time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.
Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
Enforceability of Rights by Holders of Warrants
Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.
If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock.
Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1% in the exercise price. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.
Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.
Modification of the Warrant Agreement
The warrant agreements may permit us and the warrant agent, if any, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:
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to cure any ambiguity;

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to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

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to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

DESCRIPTION OF UNITS
We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or occurrence.
The applicable prospectus supplement may describe:
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the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

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any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

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whether the units will be issued in fully-registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depository arrangements relating to such units.
PLAN OF DISTRIBUTION
We may sell the securities described in this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:
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the name or names of any underwriters and, if required, any dealers or agents;

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the purchase price of the securities and the proceeds we will receive from the sale;

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any underwriting discounts and other items constituting underwriters’ compensation;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any securities exchange or market on which the securities may be listed.

We may distribute the securities from time to time in one or more transactions at:
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a fixed price or prices, which may be changed;

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market prices prevailing at the time of sale;

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varying prices determined at the time of sale related to such prevailing market prices; or

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negotiated prices.

Offerings of our equity securities pursuant to this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:
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on or through the facilities of any national securities exchange or quotation service on which such securities may be listed or quoted at the time of sale; or

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to or through a market maker otherwise than on such exchanges.

Such at-the-market offerings will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities as described above.
Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement. If we use underwriters in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.
We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement.
We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.
In addition, we may sell some or all of the securities covered by this prospectus through:
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purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

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block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

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ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

We will include in the applicable prospectus supplement the names of any dealers and the terms of the transaction.
In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the Securities Act).

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.
In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.
Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.
To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.
Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
LEGAL MATTERS
In connection with particular offerings of our securities in the future, unless otherwise stated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.
EXPERTS
The consolidated financial statements and schedule of B&G Foods, Inc. and subsidiaries as of December 29, 2018 and December 30, 2017, and for the years ended December 29, 2018, December 30, 2017 and December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the SEC.
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit.
The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. B&G Foods’ SEC filings are also available to the public, free of charge, from our website at www.bgfoods.com.
We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus). Please direct any requests for copies to:
B&G Foods, Inc.
Four Gatehall Drive
Parsippany, NJ 07054
Attention: Corporate Secretary
Telephone: 973.401.6500
Fax: 973.630.6550

INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference in this prospectus the information contained in the following documents (other than any portions of the respective filings that were furnished under applicable SEC rules rather than filed):
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our annual report on Form 10-K for the fiscal year ended December 29, 2018 filed on February 26, 2019;

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our quarterly reports on Form 10-Q for the quarter ended March 30, 2019 filed on May 7, 2019 and the quarter ended June 29, 2019 filed on August 6, 2019;

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our current reports on Form 8-K filed on January 29, 2019 (as amended by Amendment No. 1 to such Form 8-K, filed on March 1, 2019), March 1, 2019, March 18, 2019, May 15, 2019 and May 28, 2019; and

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the description of our common stock contained in our registration statement on Form 8-A (Registration No. 001-32316) filed on May 16, 2007, as amended by Item 5.03 of our Current Report on Form 8-K filed on August 13, 2010, and including any future amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all other reports that we will file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that will be furnished under applicable SEC rules rather than filed) after the date of this prospectus and prior to the completion of the offering of any securities covered by this prospectus. The information that we file with the SEC after the date of this prospectus and prior to the completion of the offering of any securities covered by this prospectus will update and supersede the information contained in this prospectus and incorporated filings. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.
You may obtain copies of these documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

7,500,000 Shares
COMMON STOCK

PROSPECTUS SUPPLEMENT

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